UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Boston Scientific Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Natick, Massachusetts
March 18, 2009

Dear Boston Scientific Stockholder:

You are cordially invited to attend Boston Scientific Corporation’s Annual Meeting of Stockholders to be held on Tuesday, May 5, 2009, at 10:00 a.m. Eastern Time, at the Bank of America Auditorium, 100 Federal Street, Boston, Massachusetts.

This year you are being asked to:

•	elect to the Board of Directors thirteen nominees for director;
•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year; and
•	transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

These matters are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors urges you to read the accompanying Proxy Statement and recommends that you vote “FOR” all of the director nominees and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. At the meeting, you will be provided with the opportunity to ask questions.

We are pleased to continue to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders on the Internet. We believe this e-proxy process, also known as “notice and access,” expedites stockholders’ receipt of proxy materials, lowers our printing and mailing costs and reduces the environmental impact of producing the materials for our Annual Meeting. On or about March 24, 2009, we will mail to our stockholders of record as of March 6, 2009 a Notice containing instructions on how to access our Proxy Statement and Annual Report on the Internet and also how to vote their shares via the Internet. If you received a Notice by mail you will not receive a printed copy of the proxy materials unless you specifically request them. Both the Notice and this Proxy Statement contain instructions on how you can request a paper copy of the Proxy Statement and Annual Report.

The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that as soon as possible, you either:

(a) vote via the Internet pursuant to the instructions provided in the Notice; or

(b) request printed copies of the proxy materials by mail pursuant to the instructions provided in the Notice, and either:

(i) complete, sign, date and return the proxy card you will receive in response to your request; or

(ii) vote via telephone (toll-free) in the United States or Canada, in accordance with the instructions on the proxy card.

Thank you for your continuing support.

Very truly yours,

Pete M. Nicholas
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Natick, Massachusetts
March 18, 2009

The Annual Meeting of Stockholders of Boston Scientific Corporation will be held on Tuesday, May 5, 2009, at 10:00 a.m. Eastern Time, at the Bank of America Auditorium, 100 Federal Street, Boston, Massachusetts, for the following purposes:

(1)	to elect thirteen directors to serve until our 2010 Annual Meeting of Stockholders;
(2)	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and
(3)	to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Only stockholders who held shares at the close of business on March 6, 2009, are entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

So that your shares will be represented whether or not you attend the Annual Meeting, as soon as possible, please

(a) vote via the Internet pursuant to the instructions provided in the Notice; or

(b) request printed copies of the proxy materials by mail pursuant to the instructions provided in the Notice, and either:

(i) complete, sign, date and return the proxy card you will receive in response to your request; or

(ii) vote via telephone (toll-free) in the United States or Canada, in accordance with the instructions on the proxy card.

By Order of the Board of Directors
BOSTON SCIENTIFIC CORPORATION

Timothy A. Pratt
Secretary

One Boston Scientific Place
Natick, Massachusetts 01760
March 18, 2009

PROXY STATEMENT
Information About The Annual Meeting and Voting

The Annual Meeting

The Annual Meeting of Stockholders of Boston Scientific Corporation will be held on Tuesday, May 5, 2009, at 10:00 a.m. Eastern Time, at the Bank of America Auditorium, 100 Federal Street, Boston, Massachusetts. At this meeting, stockholders will be asked to elect thirteen directors and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year. Management will also report on our performance during fiscal year 2008 and will respond to appropriate questions from stockholders. When used in this Proxy Statement, the terms “we,” “us,” “our” and “the Company” mean Boston Scientific Corporation and its divisions and subsidiaries.

Why am I receiving these materials?

Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered or will deliver printed versions of these materials to you by mail, in connection with its solicitation of proxies for use at our Annual Meeting. As a stockholder of record on March 6, 2009, you are invited to attend the Annual Meeting, and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (the SEC), we are making this Proxy Statement available to stockholders electronically via the Internet. All stockholders will be able to access this Proxy Statement on the website referred to in the Important Notice Regarding the Availability of Proxy Materials (Notice) or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice and in this Proxy Statement. We believe that this electronic process will expedite your receipt of the proxy materials and reduce the cost and environmental impact of printing proxy materials for our Annual Meeting.

On or about March 24, 2009, we will send all stockholders of record as of March 6, 2009 a Notice instructing them as to how to receive their proxy materials via the Internet this year. The proxy materials will be available on the Internet as of March 23, 2009.

How can I electronically access the proxy materials?

Beginning March 23, 2009, you can access the proxy materials and vote your shares online at www.proxyvote.com. Our own website (www.bostonscientific.com) will also direct you to the proxy materials and website for you to vote online. The website on which you will be able to view our proxy materials, www.proxyvote.com, will also allow you to choose to receive future proxy materials electronically by e-mail, which will provide cost savings relating to printing and postage and reduce the environmental impact of mailing documents to you.

How can I obtain a full set of printed proxy materials?

If you prefer to receive paper copies of the proxy materials, you can still do so. You may request a paper copy of the proxy materials by (i) calling 1-800-579-1639; (ii) sending an email to sendmaterial@proxyvote.com; or (iii) logging onto www.proxyvote.com. The Notice also provides you with these instructions on how to request printed copies of the proxy materials. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders who held shares at the close of business on March 6, 2009, are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.

What am I voting on?

You are voting on proposals to:

(1)	elect thirteen directors to serve until the 2010 Annual Meeting of Stockholders; and
(2)	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

How does the Board of Directors recommend that I vote?

The Board recommends that you vote:

(1)	FOR the election of each of the thirteen director nominees; and
(2)	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

How many shares are eligible to be voted and how many shares are required to hold the Annual Meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on March 6, 2009, the record date, will constitute a quorum for purposes of the Annual Meeting. As of March 6, 2009, we had 1,505,973,181 shares of our common stock outstanding —  each entitled to one vote at the Annual Meeting — meaning that 752,986,591 shares of common stock must be represented in person or by proxy to have a quorum. For purposes of determining whether a quorum exists, proxies received but marked “withhold” or “abstain” will be counted.

How many votes are required to approve each proposal?

(1)	Under our by-laws, directors are elected by plurality vote. That means that for Proposal 1, the thirteen nominees for director named in this Proxy Statement receiving the most votes from those shares present or represented at the Annual Meeting will be elected as directors, subject to our Majority Voting policy described below. If you withhold authority for one or all nominees or abstain your vote will be counted for purposes of determining whether there is a quorum, but will not count “for” the nominee. Our Majority Voting policy requires any director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender his or her resignation from the Board. The Board will then decide whether to accept the resignation (based on the recommendation of the Nominating and Governance Committee) within 90 days following certification of the stockholder vote, and will disclose its determination and its reasoning either in a press release or an SEC filing.
(2)	For Proposal 2, the affirmative vote of a majority of shares participating in the voting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. You may vote “for,” “against” or “abstain.” If you “abstain,” it will cause your vote to be counted for the purpose of determining whether a quorum is present for conducting the Annual Meeting, but your vote will otherwise have the same effect as a vote “against.”

At present, the Board knows of no matters other than these to be presented for stockholder action at the Annual Meeting.

How do I vote by proxy?

Your vote is very important. Whether or not you plan to attend the meeting, we urge you to either

(a)	vote via the Internet pursuant to the instructions provided in the Notice; or
(b)	request printed copies of the proxy materials by mail pursuant to the instructions provided in the Notice; and either
(i)	complete, sign, date and return the proxy card you will receive in response to your request; or
(ii)	vote via telephone (toll-free) in the United States or Canada, in accordance with the instructions on the proxy card.

If you vote by mail, no postage is required if your proxy card is mailed in the United States.

If you properly vote pursuant to the instructions provided in the Notice or properly complete and deliver your proxy card (whether electronically, by mail or by telephone) and our inspector of elections receives your instructions in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you vote but do not make specific choices, your proxy will vote your shares as recommended by the Board. If any other matter is properly presented at the meeting or if the meeting is to be postponed or adjourned, your proxy will vote your shares in accordance with his or her discretion. At present, the Board knows of no other business that is intended to be brought before or acted upon at this Annual Meeting.

How do I vote if my shares are held by my broker?

If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of your shares which are held in “street name.” If you hold your shares in street name, you received the Notice or the proxy materials from your brokerage firm, bank, dealer or other similar organization rather than from us. The organization holding your shares is considered the stockholder of record for your shares for the purpose of voting at the Annual Meeting. However, as the beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you hold your shares in street name, follow the instructions on the Notice or Voting Instruction Form you received in order to vote your shares. If you intend to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and bring the legal proxy with you to the Annual Meeting.

What discretion does my broker have to vote my shares held in “street name?”

At this time, New York Stock Exchange (NYSE) rules allow your broker to vote your shares in their discretion on “routine” proposals when they have not received instructions from the beneficial owner of the shares at least ten days prior to the Annual Meeting. We believe the election of directors and ratification of the selection of our independent registered public accounting firm are routine matters.

How do I vote my 401(k) and GESOP shares?

If you participate in the Boston Scientific Corporation 401(k) Retirement Savings Plan (401(k) Plan) or in our Global Employee Stock Ownership Plan (GESOP) you will receive a single Notice that covers all shares credited to your plan account(s) and shares that you own of record that are registered in the same name. If your plan accounts are not registered in the same name as your shares of record, you will receive separate Notices for your record and plan holdings. You may vote your shares via the Internet by logging onto www.proxyvote.com or telephone by calling 1-800-690-6903. Your vote will serve to instruct the trustees and fiduciaries of our 401(k) Plan and GESOP how to vote any Boston Scientific shares held in these plans on your behalf. The 401(k) Plan and GESOP trustees and fiduciaries may vote at their discretion shares for which timely instructions are not received.

What happens if I vote but forget to indicate how I want my shares voted on one of the proposals?

If you sign, date and return your proxy and do not mark how you want to vote, your proxy will be counted as a vote “FOR” all of the nominees for directors and “FOR” the ratification of our independent registered public accounting firm, Ernst & Young LLP.

Can I change my vote or revoke my proxy after I have already voted or given my proxy?

Yes. If you own your shares directly, you may change your vote or revoke your proxy at any time before the proxy is exercised at the Annual Meeting. To change your vote, you may:

•	mail a written notice “revoking” your earlier vote to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717;
•	submit to Broadridge a properly completed and signed proxy card with a later date;
•	vote again telephonically or electronically (available until 11:59 p.m. Eastern Time on May 4, 2009); or
•	vote in person at the Annual Meeting.

Your last dated proxy received prior to the Annual Meeting or vote cast will be counted.

If you own your shares through a broker, please contact your broker for instructions on changing your vote or revoking your proxy.

Can I vote in person at the meeting?

Yes. If you are the registered holder of the shares, you can vote in person by coming to the Annual Meeting and we will give you a ballot or a new proxy card when you arrive. However, if you hold your shares in street name or you are a representative of an institutional stockholder, you must bring a legal proxy from the organization that is the registered holder of the shares authorizing you to vote the shares you intend to vote at the Annual Meeting.

What do I need to do if I plan to attend the meeting in person?

If you plan to attend the Annual Meeting in person, you must provide proper identification. If you own your shares in street name, such as in the name of a bank or broker, you must bring an account statement or letter from the broker or bank indicating that you were the beneficial owner of the shares on March 6, 2009. If you own your shares in street name and plan to vote the shares at the meeting, please refer to the question “Can I vote in person at the meeting?” above. Please bring proper identification to the Annual Meeting. Please see our website, www.bostonscientific.com, for directions to the Annual Meeting.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged as our independent agent to tabulate stockholder votes and act as Inspector of Election for the meeting.

What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

How are votes counted?

If you are the registered holder of your shares and complete the proxy card and submit your proxy, the persons named as proxies will follow your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote your shares “FOR” both proposals set forth in this proxy statement and in accordance with the discretion of the persons appointed as proxies on your proxy card on all other matters properly presented at the Annual Meeting.

Is voting confidential?

Yes. We will treat proxy cards, ballots and voting tabulations as confidential. Generally, only the inspectors of election and certain employees associated with processing proxy cards, counting the vote or administering the meeting have access to these documents.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting and final results will be published on our website shortly after the Annual Meeting. Final results will also be published in our quarterly report on Form 10-Q for the second quarter ended June 30, 2009, which will be filed with the SEC.

Who is soliciting my vote pursuant to this proxy statement?

Our Board of Directors is soliciting your vote.

Who pays the cost of this proxy solicitation?

We will pay the costs of this solicitation. Our employees may solicit proxies on behalf of the Board chiefly by mail and via the Internet pursuant to the e-proxy rules, but additional solicitations may be made in person, by electronic delivery, the Internet, telephone, facsimile or other media. No additional compensation will be paid to our directors, officers or other employees in connection with this solicitation. We may enlist the assistance of brokerage houses, fiduciaries, custodians and other third parties in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by us. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial holders of stock.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:30 a.m. and 5:00 p.m. Eastern Time, at our offices at One Boston Scientific Place, Natick, Massachusetts. If you would like to view the stockholder list, please contact our Secretary to schedule an appointment.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 24, 2009, we will mail to our stockholders (other than those who previously requested electronic or paper delivery) an Important Notice Regarding the Availability of Proxy Materials (Notice) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice and this Proxy Statement. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

PROPOSALS TO BE VOTED UPON

Proposal 1: Election of Directors.

On March 2, 2009, we announced that Joel L. Fleishman will retire from our Board at this Annual Meeting after 17 years of distinguished service. Boston Scientific has been fortunate to have his guidance, judgment and counsel over the years. We are deeply grateful and appreciate Mr. Fleishman’s exceptional service and many contributions to our Company. Also on March 2, 2009, we announced that our Board elected John E. Sununu to serve as a director effective April 1, 2009 for a term expiring at this Annual Meeting. In addition, we announced the resignation of Nancy-Ann DeParle effective March 4, 2009 from our Board in connection with her appointment as Counselor to the President and Director of the White House Office for Health Reform. Ms. DeParle joined Boston Scientific following our acquisition of Guidant Corporation. She has been a valuable member of our Board and we are deeply grateful for her service and many contributions to our Company. On March 9, 2009, J. Raymond Elliott informed our Chairman of the Board that he had decided not to stand for re-election to our Board for 2009. We sincerely appreciate the service and contributions he has made to our Board during his tenure. In light of the departures of Mr. Fleishman, Ms. DeParle and Mr. Elliott and the election of Mr. Sununu, our Board is expected to consist of thirteen members as of the date of this Annual Meeting.

Our Board, upon the recommendation of our Nominating and Governance Committee, nominated thirteen directors to be elected at this Annual Meeting for a one-year term and to hold office until the 2010 Annual Meeting of Stockholders and until their successors have been elected and qualified. The thirteen nominees for election at this Annual Meeting are currently members of the Board and are: John E. Abele, Ursula M. Burns, Marye Anne Fox, Ray J. Groves, Kristina M. Johnson, Ernest Mario, N.J. Nicholas, Jr., Pete M. Nicholas, John E. Pepper, Uwe Reinhardt, Warren B. Rudman, John E. Sununu and James R. Tobin. On March 12, 2009, President Barack Obama announced his intent to nominate Kristina M. Johnson for the post of Under Secretary of Energy. If Dr. Johnson’s nomination is confirmed, we anticipate that she will tender her resignation from our Board.

Except as stated above, we know of no reason why any of the nominees would be unable to serve as a director. However, should such a situation arise, the Board may designate a substitute nominee or, alternatively, reduce the number of directors to be elected. If a substitute nominee is selected, the persons named as proxies will vote for that substitute nominee. Any vacancies not filled at the Annual Meeting may be filled by the Board.

John E. Abele
Age 72
Director Since 1979

John Abele, our co-founder, has been a Director of Boston Scientific since 1979. Mr. Abele was our Treasurer from 1979 to 1992, our Co-Chairman from 1979 to 1995 and our Vice Chairman and Founder, Office of the Chairman from February 1995 to March 1996. Mr. Abele is also the owner of The Kingbridge Centre and Institute, a 120-room conference center in Ontario that provides special services and research to businesses, academia and government. He was President of Medi-tech, Inc. from 1970 to 1983, and prior to that served in sales, technical and general management positions for Advanced Instruments, Inc. Mr. Abele is the Chairman of the Board of the F.I.R.S.T. (For Inspiration and Recognition of Science and Technology) Foundation and is also a member of numerous not-for-profit boards. He is a member of the President’s Council of Olin College and Trustee Emeritus of Amherst College. Mr. Abele received a B.A. degree from Amherst College.

Ursula M. Burns
Age 50
Director Since 2002

Ursula Burns has been a Director of Boston Scientific since 2002. Ms. Burns is President of Xerox Corporation. She joined Xerox in 1980, subsequently advancing through several engineering and management positions. Ms. Burns served as Vice President and General Manager, Departmental Business Unit from 1997 to 1999, Senior Vice President, Worldwide Manufacturing and Supply Chain Services from 1999 to 2000, Senior Vice President, Corporate Strategic Services from 2000 to 2001, President of Document Systems and Solutions Group from 2001 to 2003 and President of Business Group Operations and Corporate Senior Vice

President until her most recent appointment in April 2007. She serves on the boards of directors of Xerox Corporation and American Express Corporation, as well as the F.I.R.S.T. (For Inspiration and Recognition of Science and Technology) Foundation, CASA National Center on Addiction and Substance Abuse at Columbia University and the National Academy Foundation. She is also a Trustee of The MIT Corporation and the University of Rochester and is a member of the Board of Directors of the U.S. Olympic Committee. Ms. Burns earned a B.S. degree from Polytechnic Institute of New York and an M.S. degree in mechanical engineering from Columbia University.

Marye Anne Fox
Age 61
Director Since 2001

Marye Anne Fox has been a Director of Boston Scientific since 2001. Dr. Fox has been Chancellor of the University of California, San Diego and Distinguished Professor of Chemistry since August 2004. Prior to that, she served as Chancellor of North Carolina State University and Distinguished University Professor of Chemistry from 1998 to 2004. From 1976 to 1998, she was a member of the faculty at the University of Texas, where she taught chemistry and held the Waggoner Regents Chair in Chemistry from 1991 to 1998. She served as the University’s Vice President for Research from 1994 to 1998. Dr. Fox has served as the Co-Chair of the National Academy of Sciences’ Government-University-Industry Research Roundtable, Vice Chair of the National Science Board, and served on President Bush’s Council of Advisors on Science and Technology. She also serves on the boards of a number of other scientific, technological and civic organizations, and is a member of the boards of directors of Red Hat Corp., W.R. Grace Co. and the Camille and Henry Dreyfus Foundation. She has been honored by a wide range of educational and professional organizations, and has authored more than 350 publications, including five books. Dr. Fox holds a B.S. in Chemistry from Notre Dame College, an M.S. in Organic Chemistry from Cleveland State University, and a Ph.D. in Organic Chemistry from Dartmouth College.

Ray J. Groves
Age 73
Director Since 1999

Ray Groves has been a Director of Boston Scientific since 1999. Effective February 16, 2009, Mr. Groves became the Ombudsman for Standard & Poor’s. From 2001 to 2005, Mr. Groves served in various roles at Marsh Inc., including President, Chairman and Senior Advisor, and is a former member of the board of directors of its parent company, Marsh & McLennan Companies, Inc. He served as Chairman of Legg Mason Merchant Banking, Inc. from 1995 to 2001. Mr. Groves served as Chairman and Chief Executive Officer of Ernst & Young for 17 years until his retirement in 1994. He currently serves as a member of the boards of directors of the Colorado Physicians Insurance Company and Group Ark Insurance Holdings, Ltd. He is a member of the Council on Foreign Relations and is a former member of the Board of Governors of the American Stock Exchange and the National Association of Securities Dealers. Mr. Groves is former Chairman of the Board of Directors of the American Institute of Certified Public Accountants. He is a director of Nursing and Home Care, Inc., a member and former Chair of the Board of Directors of The Ohio State University Foundation and a member of the Dean’s Advisory Council of the Fisher College of Business. He is a former member of the Board of Overseers of The Wharton School of the University of Pennsylvania and served as the Chairman of its Center for the Study of the Service Sector. Mr. Groves is an advisory director of the Metropolitan Opera Association and a director of the Collegiate Chorale. Mr. Groves received a B.S. degree from The Ohio State University.

Kristina M. Johnson
Age 51
Director Since 2006

Kristina Johnson has been a Director since April 2006. Dr. Johnson is Provost and Senior Vice President of Academic Affairs at The Johns Hopkins University. Until September 2007, she was Dean of the Pratt School of Engineering at Duke University, a position she had held since July 1999. Previously she served as a professor in the Electrical and Computer Engineering Department, University of Colorado and as director of the National Science Foundation Engineering Research Center for Optoelectronics Computing Systems at the University of Colorado, Boulder. Dr. Johnson is a co-founder of the Colorado Advanced Technology Institute

Center of Excellence in Optoelectronics and serves as a director of Minerals Technologies, Inc., AES Corporation and Nortel Corporation. Dr. Johnson is also Chair of the Board of Directors of Jhpiego, an international non-profit health organization affiliated with Johns Hopkins University, SparkIP and Center Stage, the Baltimore Theatre. Dr. Johnson was a Fulbright Faculty Scholar in the Department of Electrical Engineering at the University of Edinburgh, Scotland and a NATO Post-Doctoral Fellow at Trinity College, Dublin, Ireland. Dr. Johnson received her B.S., M.S. and Ph.D. degrees in electrical engineering from Stanford University.

Ernest Mario
Age 70
Director Since 2001

Ernest Mario has been a Director of Boston Scientific since 2001 and is currently the Chairman and Chief Executive Officer of Capnia, Inc. From 2003 to July 2007, Dr. Mario was Chairman of Reliant Pharmaceuticals. From 2003 to 2006, he was also the chief executive officer of Reliant Pharmaceuticals. Prior to joining Reliant Pharmaceuticals in April 2003, he was the Chairman of IntraBiotics Pharmaceuticals, Inc. from April 2002 to April 2003. Dr. Mario also served as Chairman and Chief Executive Officer of Apothogen, Inc., a pharmaceutical company, from January 2002 to April 2002 when Apothogen was acquired by IntraBiotics. Dr. Mario served as the Chief Executive of Glaxo Holdings plc from 1989 until March 1993 and as Deputy Chairman and Chief Executive from January 1992 until March 1993. From 1993 to 1997, Dr. Mario served as Co-Chairman and Chief Executive Officer of ALZA Corporation, a research based pharmaceutical company with leading drug delivery technologies, and as its Chairman and Chief Executive Officer from 1997 to 2001. Dr. Mario presently serves on the boards of directors of Maxygen, Inc., Pharmaceutical Product Development, Inc., Avid Radiopharmaceuticals, Inc. and Celgene Corporation. He was a Trustee of Duke University from 1988 to June 2007 and in July 2007 he retired as Chairman of the Board of the Duke University Health System which he chaired from its inception in 1996. He is a past Chairman of the American Foundation for Pharmaceutical Education and serves as an advisor to the pharmacy schools at the University of Maryland, the University of Rhode Island and The Ernest Mario School of Pharmacy at Rutgers University. Dr. Mario holds a B.S. in Pharmacy from Rutgers, and an M.S. and a Ph.D. in Physical Sciences from the University of Rhode Island.

N.J. Nicholas, Jr.
Age 69
Director Since 1994

N.J. Nicholas, Jr. has been a Director of Boston Scientific since 1994 and is a private investor. Previously, he served as President of Time, Inc. from September 1986 to May 1990 and Co-Chief Executive Officer of Time Warner, Inc. from May 1990 until February 1992. Mr. Nicholas is a director of Xerox Corporation and Time Warner Cable, Inc. He has served as a member of the President’s Advisory Committee for Trade Policy and Negotiations and the President’s Commission on Environmental Quality. Mr. Nicholas is Chairman of the Board of Trustees of the Environmental Defense Fund and a member of the Council of Foreign Relations. Mr. Nicholas received an A.B. degree from Princeton University and a M.B.A. degree from Harvard Business School. He is the brother of Pete M. Nicholas, Chairman of the Board.

Pete M. Nicholas
Age 67
Director Since 1979

Pete Nicholas, our co-founder, has been Chairman of the Board since 1995. He has been a Director since 1979 and served as our Chief Executive Officer from 1979 to March 1999 and Co-Chairman of the Board from 1979 to 1995. Prior to joining Boston Scientific, he was corporate director of marketing and general manager of the Medical Products Division at Millipore Corporation, a medical device company, and served in various sales, marketing and general management positions at Eli Lilly and Company. He is currently Chairman Emeritus of the Board of Trustees of Duke University. Mr. Nicholas is also a Fellow of the American Academy of Arts and Sciences and Vice Chairman of the Trust for that organization. He also serves on several for profit and not-for-profit boards including CEOs for Fundamental Change in Education and the Boys and Girls Club of Boston. After college, Mr. Nicholas served as an officer in the U.S. Navy, resigning his commission as lieutenant in 1966. Mr. Nicholas received a B.A. degree from Duke University, and a M.B.A. degree from The Wharton School of the University of Pennsylvania. He is the brother of N.J. Nicholas, Jr., one of our directors.

John E. Pepper
Age 70
Director Since 2003

John Pepper has been a Director of Boston Scientific since 2003 and he previously served as a director of Boston Scientific from November 1999 to May 2001. Mr. Pepper has been Chairman of the Board of Directors of the Walt Disney Company since January 2007. He is also a Co-Chair of the Board of Directors of the National Underground Railroad Freedom Center and served as its Chief Executive Officer until May 2007. Previously he served as Vice President for Finance and Administration of Yale University from January 2004 to December 2005. He served as Chairman of the Executive Committee of the Board of Directors of The Procter & Gamble Company until December 2003. Since 1963, he has served in various positions at Procter & Gamble, including Chairman of the Board from 2000 to 2002, Chief Executive Officer and Chairman from 1995 to 1999, President from 1986 to 1995 and Director since 1984. He is a member of the Executive Committee of the Cincinnati Youth Collaborative. Mr. Pepper graduated from Yale University in 1960 and holds honorary doctoral degrees from Yale University, The Ohio State University, Xavier University, University of Cincinnati, Mount St. Joseph College and St. Petersburg University (Russia).

Uwe E. Reinhardt
Age 71
Director Since 2002

Uwe Reinhardt has been a Director of Boston Scientific since 2002. Dr. Reinhardt is the James Madison Professor of Political Economy and Professor of Economics and Public Affairs at Princeton University, where he has taught since 1968. Dr. Reinhardt is a senior associate of the University of Cambridge, England and serves as a Trustee of the Duke University Health System, H&Q Healthcare Investors, H&Q Life Sciences Investors and Hambrecht & Quist Capital Management LLC. He is the Commissioner of the Kaiser Family Foundation Commission on Medicaid and the Uninsured and a member of the boards of directors of Amerigroup Corporation and Legacy Hospital Partners, Inc. Dr. Reinhardt received a Bachelor of Commerce degree from the University of Saskatchewan, Canada and a Ph.D. in Economics from Yale University.

Warren B. Rudman
Age 78
Director Since 1999

Senator Warren Rudman has been a Director of Boston Scientific since 1999. Senator Rudman is Co-Chairman of Stonebridge International, LLC and has been Of Counsel to the international law firm Paul, Weiss, Rifkind, Wharton & Garrison LLP since January 2003. Previously, he was a partner of the firm since 1992. Prior to joining the firm, he served two terms as a U.S. Senator from New Hampshire from 1980 to 1992. He serves on the boards of directors of several funds managed by the Dreyfus Corporation. Senator Rudman is Vice Chairman of the International Advisory Board of D.B. Zwirn + Co. and a member of the External Advisory Council of BP America Inc. He is the founding co-chairman of the Concord Coalition. Senator Rudman received a B.S. from Syracuse University and an LL.B. from Boston College Law School and served in the U.S. Army during the Korean War.

John E. Sununu
Age 44
Director Since 2009

John Sununu will become a Director effective April 1, 2009. For the past six years Mr. Sununu served as a U.S. Senator from New Hampshire. He was a member of the Committees on Banking, Commerce, Finance and Foreign Relations, and he was appointed the Congressional Representative to the United Nations General Assembly. Before his election to the Senate, Mr. Sununu served three terms as a Member of the U.S. House of Representatives from New Hampshire’s 1st District. He was Vice Chairman of the Budget Committee and a member of the Appropriations Committee. During his 12 years in Congress, he drafted and helped pass several important pieces of legislation, including the Internet Tax Freedom Act, the Survivors Benefit Act and the New England Wilderness Act. Prior to serving in Congress, Mr. Sununu served as Chief Financial Officer for Teletrol Systems, a manufacturer of building control systems. He holds B.S. and M.S. degrees in Mechanical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

James R. Tobin
Age 64
Director Since 1999

James Tobin is our President and Chief Executive Officer and also serves as a Director. Prior to joining Boston Scientific in March 1999, Mr. Tobin served as President and Chief Executive Officer of Biogen, Inc. from 1997 to 1998 and Chief Operating Officer of Biogen from 1994 to 1997. From 1972 to 1994, Mr. Tobin served in a variety of executive positions with Baxter International, including President and Chief Operating Officer from 1992 to 1994. Previously at Baxter, he served as Managing Director in Japan, Managing Director in Spain, President of Baxter’s I.V. Systems Group and Executive Vice President. Mr. Tobin currently serves on the boards of directors of Curis, Inc. and Applera Corporation. Mr. Tobin holds an A.B. from Harvard College and an M.B.A. from Harvard Business School. Mr. Tobin served in the U.S. Navy from 1968 to 1972 where he achieved the rank of lieutenant.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
ALL THIRTEEN OF THESE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Our Board has established a Corporate Governance Manual to guide the operation and direction of the Board and its committees. The Corporate Governance Manual consists of our Corporate Governance Guidelines, charters for the standing committees of the Board and our Code of Conduct. Current copies of our Corporate Governance Guidelines, committee charters and Code of Conduct are available on our website at www.bostonscientific.com and may also be obtained free of charge by written request to: Investor Relations, One Boston Scientific Place, Natick, MA 01760-1537.

Director Independence

Our Corporate Governance Guidelines require that a significant majority of the Board be independent. Our common stock is listed on the New York Stock Exchange (NYSE). To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not have a direct or indirect material relationship with the Company. In addition, a director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or if the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.
•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
•	(A) The director or the director’s immediate family member is a current partner of the Company’s independent registered public accounting firm; (B) the director is a current employee of the Company’s independent registered public accounting firm; (C) the director has an immediate family member who is a current employee of the Company’s independent registered public accounting firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or the director’s immediate family member was within the last three years (but is no longer) a partner or employee of the Company’s independent registered public accounting firm and personally worked on the Company’s audit within that time.
•	The director or the director’s immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serve or served at the same time on that other company’s compensation committee.
•	The director is a current employee, or the director’s immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board also has established the following categorical standards, which can be found in our Corporate Governance Guidelines, to assist it in determining director independence in accordance with the NYSE rules:

•	Commercial Relationships. The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.

•	Charitable Relationships. The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to that charitable organization in any single fiscal year are less than 1% (or $500,000, whichever is less) of that charitable organization’s annual consolidated gross revenues.
•	Personal Relationships. The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning defined in the NYSE rules. The Board monitors its compliance with the NYSE requirements for director independence on an ongoing basis.

In accordance with current NYSE rules and our own categorical standards of independence, the Board has determined that the following non-employee directors and director nominee standing for election at this Annual Meeting are deemed “independent” and have no direct or indirect material relationship with Boston Scientific, except as a director and stockholder: Ursula Burns, Marye Anne Fox, Ray Groves, Kristina Johnson, Ernest Mario, John Pepper, Uwe Reinhardt, Warren Rudman and John Sununu. The Board also determined that Joel Fleishman and Nancy-Ann DeParle were also deemed “independent” and have no direct or indirect material relationship with Boston Scientific. As of March 1, 2009, 11 out of 15 members of the Board are independent, and following our Annual Meeting, if elected, 10 out of the 13 members of our Board will be independent. The Board has determined that James Tobin, our President and CEO, is not independent because he is an employee of Boston Scientific; Pete Nicholas and John Abele are not independent because they were employees of Boston Scientific until May 2005; and N.J. Nicholas, Jr. is not independent because he is the brother of Pete Nicholas, who received more than $120,000 in direct compensation from Boston Scientific while he was an employee. The Board reviewed Boston Scientific’s relationship with Xerox Corporation (of which Ursula Burns is an executive officer), The Johns Hopkins University (of which Kristina Johnson is Provost), Princeton University (at which Uwe Reinhardt is a professor) and the University of California at San Diego (at which Marye Anne Fox is Chancellor), and in each case, determined that those relationships fall below our categorical standards for commercial relationships, were established in the ordinary course of business on an arms-length basis and are not material to Boston Scientific, those individuals or those organizations.

Nominations for Directors

Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The Nominating and Governance Committee believes that all director nominees must, at a minimum, meet the general criteria outlined in our Corporate Governance Guidelines (which are available on our website at www.bostonscientific.com).

Generally, directors should be individuals who have succeeded in their particular field and who demonstrate integrity, reliability, knowledge of corporate affairs and an ability to work well with others. Directors should also satisfy at least one of the following criteria:

•	demonstrated management ability at senior levels in successful organizations;
•	current or recent employment in positions of significant responsibility and decision making;
•	expertise in leading rapidly growing multi-national organizations; or
•	current and prior experience related to anticipated board and committee responsibilities in other areas of importance to the Company.

The qualifications of candidates recommended by stockholders will be reviewed and considered by the Nominating and Governance Committee with the same degree of care and consideration as candidates for nomination to the Board submitted by Board members and our Chief Executive Officer. Under the advance notice provisions of our Bylaws, director nominations and proposals to bring any other business before the 2010 Annual Meeting of Stockholders by our stockholders must be received by our Secretary at our principal executive offices on or before November 25, 2009. Director nominations by our stockholders must also satisfy the other procedures set forth in the advance notice provision of our Bylaws. Please address your director recommendation or nomination to our Secretary at Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537.

Communications With the Board

Stockholders and other interested parties who wish to communicate directly with any member of our Board, or our non-management directors as a group, may do so by writing to the Board of Directors, Boston Scientific Corporation, c/o General Counsel, One Boston Scientific Place, Natick, MA 01760-1537 or by contacting the non-management directors via email at non-managementdirector@bsci.com. In addition, stockholders and other interested parties may contact the chairperson of each committee at the following email addresses: AuditCommittee@bsci.com, FinanceCommittee@bsci.com, NominatingandGovernanceCommittee@bsci.com, QualityCommittee@bsci.com, CompensationCommittee@bsci.com and LegalAffairsCommittee@bsci.com. The Board has authorized the office of our General Counsel to review and organize, but not screen communications from stockholders and/or interested parties and deliver them to the Board. We do screen commercial solicitations to the Board for appropriateness.

Board Service Limitation

Without the approval of the Nominating and Governance Committee, no director may sit on more than four public company boards (including our Board) and the CEO may not sit on more than one public company board (in addition to our Board).

Arrangements for the Election of Directors

We do not have any current arrangements relating to the election of directors to our Board.

Separation of Chairman and Chief Executive Officer

We separate the roles of Chairman of the Board and Chief Executive Officer. Our Chairman is Pete Nicholas and our Chief Executive Officer is James Tobin.

Related Party Transactions

Our Board has adopted a written related party transaction policy to monitor transactions, arrangements or relationships in which Boston Scientific and any of the following have an interest: an executive officer or director, an immediate family member of an executive officer or director, a person or entity holding more than a 5% beneficial interest in our common stock, or any entity in which any of the foregoing persons is employed, is a principal, or has a 10% or greater beneficial ownership interest. The policy covers any related party transaction that meets the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Our General Counsel is responsible for identifying any potential related party transactions and, if he determines that the existing or proposed transaction constitutes a related party transaction under the policy, he will provide relevant details and an analysis of the related party transaction to the Audit Committee. The General Counsel will provide an annual summary to the Audit Committee of all transactions or relationships which he considered under this policy, including those that he determined do not constitute a related party transaction. If the General Counsel has an interest in a potential related party transaction, he will provide all relevant information to our Chief Executive Officer or his designee, who will review with counsel to determine whether the proposed transaction is a related party transaction. The Chief Executive Officer or his designee will present the information to the Audit Committee that would otherwise be provided by the General Counsel. The Audit Committee reviews relevant information concerning any existing or proposed transaction contemplated by the Company with an entity that is the subject of a disclosed relationship, and approves or disapproves the transaction, with or without conditions or additional protections for the Company. Our related party transactions policy can be found in our Corporate Governance Guidelines posted on our website.

Several of our directors are affiliated with Duke University. Ernest Mario was Chairman of the Board of the Duke University Health System until July 2007. Pete Nicholas received his B.A. degree from Duke University and is Chairman Emeritus of the Board of Trustees of Duke University. Uwe Reinhardt is a Trustee of the Duke University Health System and was a Trustee of Duke University. Kristina Johnson was the Dean of the Pratt School of Engineering at Duke University until September 2007. We also conduct business in the ordinary course with the medical center and other healthcare facilities at Duke University. The Board reviewed these relationships and determined that they were established in the ordinary course of business on an arms-length basis and are not material to Boston Scientific, Duke University or the listed directors.

From time to time, our directors or executive officers may invest in venture funds in which we are also an investor. These venture funds are generally managed by unaffiliated third parties. Our decisions, and the decisions of our directors and officers, to invest in these ventures are made independently of each other.

MEETINGS AND BOARD COMMITTEES

Board Meetings

The Board met six times in fiscal year 2008. Each director attended at least 75% of the meetings of the Board and of the committees on which he or she served, with the exception of Kristina Johnson due to prior commitments related to her primary occupation.

Executive Sessions

The non-management directors or independent directors meet in executive sessions without management directors at most of our regularly scheduled Board meetings and at such other times as they deem appropriate but, in any event, at least once annually. The chairperson of the Nominating and Governance Committee presides at executive sessions of non-management directors, and in his or her absence, the chairperson of the Audit Committee will preside, and in his or her absence, the chairperson of the Executive Compensation and Human Resources Committee will preside.

Director Attendance at Board, Board Committee and Annual Meetings

Directors are expected to prepare for and use reasonable efforts to participate in all Board meetings and meetings of the committees on which they serve. The Board and each committee will meet as frequently as necessary to properly discharge their responsibilities, provided that the full Board will meet at least four times per year. Generally, the Board meets in February, May, July, October and December. In addition, directors are expected to use reasonable efforts to attend Annual Meetings of Stockholders. At our 2008 Annual Meeting, twelve out of fifteen of our then current directors were in attendance.

Committees of the Board

Our Board has standing Audit, Executive Compensation and Human Resources, Nominating and Governance, Finance, Compliance and Quality Committees, and a Committee on Legal Affairs. The Nominating and Governance Committee has initiated a review of the number of and allocation of responsibilities among the committees of our Board. Upon the recommendation of the Nominating and Governance Committee, effective May 6, 2009, our Board resolved to dissolve the Committee on Legal Affairs as a standing committee of the Board, and the oversight and responsibilities of this committee will be addressed by the full Board and other standing committees of the Board. Our Board also establishes special committees from time to time. The charters of the current standing committees of the Board are available on our website at www.bostonscientific.com.

Committee Independence

All of the members of the Audit Committee, Executive Compensation and Human Resources Committee, Nominating and Governance Committee, Compliance and Quality Committee, and Committee on Legal Affairs are independent directors under the criteria for independence requirements of the NYSE and the SEC and under our categorical standards of independence. A significant majority of the members of the Finance Committee are independent directors.

BOARD COMMITTEE MEMBERSHIP
As of March 6, 2009

Name	Audit Committee	Executive Compensation and Human Resources Committee(1)	Nominating and Governance Committee	Finance Committee	Compliance and Quality Committee	Committee on Legal Affairs
John E. Abele
Ursula M. Burns					+
J. Raymond Elliott(2)	+			*	*
Joel L. Fleishman(3)	*		*			*
Marye Anne Fox	*			*
Ray J. Groves		*	+			*
Kristina M. Johnson		*		*		*
Ernest Mario	*			+	*
N.J. Nicholas, Jr.				*
John E. Pepper		*	*
Uwe E. Reinhardt	*		*		*
Warren B. Rudman		+				+
John E. Sununu(4)
James R. Tobin				*

*	Committee Member
+	Committee Chair
(1)	Effective May 6, 2009, Dr. Mario will become the Chair of the Executive Compensation and Human Resources Committee.
(2)	Effective January 1, 2009, Mr. Elliott became the Chair of the Audit Committee. On March 9, 2009, Mr. Elliott informed our Chairman of the Board that he had decided not to stand for re-election to our Board in 2009.
(3)	Effective at the conclusion of this Annual Meeting on May 5, 2009, Mr. Fleishman will be retired from our Board.
(4)	As of March 6, 2009, Mr. Sununu has not yet been assigned to any standing committee of the Board.

Audit Committee

Our Audit Committee met 11 times during fiscal year 2008. The Board has determined that our Audit Committee is comprised exclusively of non-employee directors, all of whom meet the independence requirements of the NYSE and the SEC. The Board has also determined that each of Raymond Elliott, Ernest Mario and Uwe Reinhardt is an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC for purposes of Section 407 of the Sarbanes-Oxley Act of 2002. Dr. Reinhardt is an “audit committee financial expert” by virtue of having taught financial accounting for over 30 years at Princeton University.

The Audit Committee is governed by a written charter approved by our Board, which is subject to review on an annual basis. As outlined in its written charter, the primary purpose of the Audit Committee is to provide oversight to our accounting and financial reporting processes and audits of our financial statements. The Audit Committee primarily provides assistance to our Board in the areas of corporate accounting, internal control, independent audit and reporting practices, and maintains, by way of regularly scheduled meetings, a direct line of communication among our directors, management, our internal auditors and our independent registered public accounting firm. The Audit Committee appoints our independent registered public accounting firm, evaluates their qualifications, independence and performance, and reviews their reports and other services. In addition, the Audit Committee pre-approves audit, audit-related and non-audit services performed for us by our independent registered public accounting firm and has the right to terminate our independent registered public accounting firm. It is also responsible for monitoring our adherence to established legal and regulatory requirements, corporate policies, including our related party transactions policy, and compliance and integrity programs and practices. The Audit Committee Report can be found on page 75 of this Proxy Statement.

Executive Compensation and Human Resources Committee

Our Executive Compensation and Human Resources Committee (the Compensation Committee) met six times during fiscal year 2008. The Compensation Committee is comprised of non-employee directors, all of whom meet the independence requirements of the NYSE and the SEC. In May 2008, John Pepper joined the Committee when Nancy-Ann DeParle and Ursula Burns rotated off of the Committee. In May 2009, Ernest Mario will become Chairman of the Committee. As outlined in its written charter, the Compensation Committee has the authority, among other things, to:

•	determine and approve (and make recommendations to the Board regarding) our CEO’s compensation, based on the performance evaluation by and recommendations of the Chairman of the Board and the Nominating and Governance Committee;
•	review, oversee and determine the total compensation package for our other executive officers;
•	review and make recommendations to the Board regarding employment, consulting, retirement, severance and change in control agreements, indemnification agreements and other arrangements proposed for our executive officers, including conducting a periodic review to evaluate these arrangements for continuing appropriateness;
•	review and make recommendations to the Board regarding the compensation of our directors; and
•	adopt and periodically review a comprehensive statement of executive compensation philosophy, strategy and principles.

The Compensation Committee may delegate its authority and duties to subcommittees or individual members of the Compensation Committee, as it deems appropriate in accordance with applicable laws and regulations. The Compensation Committee has delegated authority to our CEO to make equity grants to new hires who are not executive officers within predetermined guidelines. These grants are reviewed by the Compensation Committee at its next regularly scheduled meeting. Our CEO makes recommendations to the Compensation Committee regarding the amount and form of compensation of our executives (other than himself), based upon their performance for the year and their achievement of the goals set at the beginning of the year. The Chairman of the Board and the Nominating and Governance Committee make recommendations to the Compensation Committee regarding the amount and form of CEO compensation, based upon his performance for the year and his achievement of the goals set at the beginning of the year. The Compensation Committee then approves the amount and form of CEO compensation in consideration of this recommendation. Our Executive Vice President of Human Resources, in consultation with our compensation consultants and the Chairman of the Board, makes recommendations to the Compensation Committee regarding director compensation. The Compensation Committee then makes a recommendation regarding director compensation for approval by the full Board.

The Compensation Committee may also retain compensation consultants to assist it in evaluating executive compensation and may retain counsel, accountants or other advisors, as it deems appropriate, at the Company’s expense. The Compensation Committee engaged the independent compensation consulting services of Watson Wyatt in 2008. Watson Wyatt provides the Compensation Committee and management with (i) market data on director compensation, executive compensation and our annual Performance Incentive Plan; (ii) assistance with defining a peer group of companies; and (iii) Proxy Statement consulting services. Watson Wyatt does not perform services for our executives or management other than as authorized by the Compensation Committee.

The Compensation Committee instructed Watson Wyatt to compare our Board and executive compensation arrangements to those of our peer companies and to advise it of any recommended revisions to those arrangements. With respect to executive compensation, the Compensation Committee instructed Watson Wyatt to conduct a detailed analysis of executive compensation relative to our revised 2008 peer group with respect to total compensation, long-term pay for performance, carried interest and share dilution and expense. Details regarding the results of these analyses are contained in our Compensation Discussion & Analysis beginning on page 20. In addition, the Compensation Committee asked Watson Wyatt to:

•	help the Company revise its peer group of companies and collect relevant market data from those companies for base salary, incentive bonus and equity award referencing purposes;
•	review the director compensation practices of our peer companies to determine the relative competitiveness of our outside director compensation program; and
•	advise the Compensation Committee regarding the preparation of our Proxy Statement disclosures regarding Board and executive compensation.

Watson Wyatt attended Compensation Committee meetings throughout 2008.

The Compensation Committee Report can be found on page 38 of this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee met five times during fiscal year 2008. The Nominating and Governance Committee is comprised of non-employee directors, all of whom meet the independence requirements of the NYSE and the SEC. During 2008, Warren Rudman rotated off the committee and Nancy-Ann DeParle joined the committee.

As outlined in its written charter, the Nominating and Governance Committee has responsibility for recommending nominees for election and re-election to the Board, ensuring that Board nominees are qualified and consistent with our needs, monitoring significant developments in the law and practice of corporate governance for directors of public companies, recommending Board committee assignments, reviewing and recommending Board policies and procedures, monitoring compliance with our stock ownership guidelines and board service policy, and overseeing the Board and each committee of the Board in their annual performance self-evaluations. In addition, the Nominating and Governance Committee is responsible for recommending to the Board candidates for Chief Executive Officer, overseeing the annual assessment of the performance of the Chief Executive Officer and developing an ongoing succession plan for the Chief Executive Officer.

The Nominating and Governance Committee is responsible for reviewing with the Board, on an annual basis, the current size, structure and composition of the Board as a whole, and whether we are being well served by the directors taking into account: the directors’ degree of independence; business background, including any areas of particular expertise, such as accounting or related financial management expertise, marketing or technology; record of service (for incumbent directors), including attendance record; meeting preparation; overall contribution to the Board; employment status; gender; ethnicity; age; availability for service to us; and our anticipated needs.

Finance Committee

The Finance Committee (formerly the Finance and Strategic Investment Committee) met five times during fiscal year 2008. The primary role of the Finance Committee is to provide a forum within the Board to review our overall financing plans and long-term strategic objectives, as well as our shorter-term acquisition and investment strategies and how these shorter-term activities fit within our overall business objectives. As outlined in its written charter, the Finance Committee is charged with providing Board oversight of our strategic planning and activities, approving strategic transactions for which the Board has delegated authority, making recommendations to the Board regarding larger transactions, and evaluating our financial strategies and policies. The Finance Committee has responsibility to review periodically with management our strategic business objectives and the manner in which transactional activity can contribute to the achievement of those objectives, and to review with management on a regular basis contemplated strategic opportunities. The Finance Committee conducts periodic reviews of completed transactions for the purposes of assessing the degree of success achieved, testing the extent to which the projections and other assumptions relied upon in approving transactions have been borne out, identifying the factors differentiating more successful transactions from less successful ones and evaluating the strategic contributions resulting from these transactions. The Finance Committee is further charged with conducting periodic reviews of our cash investments and cash management policies, debt ratings and global financing objectives and strategies, including the review and approval of certain borrowing arrangements, capital expenditures and dispositions, and activities that may impact our existing capital structure.

Compliance and Quality Committee

The Compliance and Quality Committee met six times during fiscal year 2008. The primary role of the Compliance and Quality Committee is to oversee and evaluate our compliance and quality control systems and initiatives, the systems in place to maintain, and identify deviations from, our compliance and control standards, and our efforts to meet or exceed our compliance and quality control standards. The Compliance and Quality Committee reviews and discusses with senior management the adequacy and effectiveness of our compliance and quality control systems and initiatives, and reviews periodic reports regarding any deviations from our standards. The Compliance and Quality Committee also reviews correspondence from any external quality control inspectors, such as the FDA, and discusses with senior management our responses to those communications. In addition, the Compliance and Quality Committee monitors, with senior management, training and education programs for our employees. The Compliance and Quality Committee recommends to the Board any actions it deems necessary or appropriate to improve the effectiveness of our compliance and quality control systems and initiatives.

Committee on Legal Affairs

The Committee on Legal Affairs met four times during fiscal year 2008. The primary role of the Committee on Legal Affairs is to oversee and keep the Board apprised of significant legal matters facing the Company and the medical device industry, including patent litigation, product liability suits, derivative suits, securities litigation and governmental investigations or inquiries. Effective May 6, 2009, the Committee on Legal Affairs will no longer be a standing committee of the Board.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2008 were Warren Rudman, Ursula Burns, Nancy-Ann DeParle, Ray Groves, John Pepper and Kristina Johnson. None of these Compensation Committee members is or has ever been an officer or employee of our Company. In addition, effective May 6, 2009, Ernest Mario will be rotated on to the Compensation Committee. Dr. Mario is not and has not been an officer or employee of Boston Scientific. To our knowledge, there were no other relationships involving members of the Compensation Committee or our other directors which require disclosure in this Proxy Statement as a Compensation Committee interlock.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s future expectations or estimates of future results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

Boston Scientific has designed its executive compensation program to motivate and reward our executives for Company performance and to attract and retain talented executives, while aligning their compensation with the interests of our stockholders. The challenge and aspiration of our Compensation Committee this year was to:

•	compensate our executive officers in a manner that provided appropriate incentives for our executives to improve Company performance;
•	retain those executives despite the fact that many of them have existing equity awards with little retentive value;
•	retain and engage those executives in a market where they are presented with other attractive employment opportunities; and
•	simultaneously tie our executives’ pay to actual Company performance and strongly align it with stockholder interest.

On average, 72% of our total compensation for the executive officers listed in the Summary Compensation Table on page 39, or Named Executive Officers (NEOs), is directly linked to our performance in the form of performance-based cash and equity awards. Our past efforts to put a significant amount of our executives’ compensation at risk by tying its future value to the future value of our stock have meant (given our recent stock price performance) that, even though there is an accounting cost attributable to these awards as disclosed in the Summary Compensation Table, our executives, including our CEO, have a significant number of historical equity awards with little realizable value. In other words, those awards are truly “pay for performance” in that until our stock price improves, those prior awards will continue to be of little value to our executives.

In 2008, our Performance Incentive Plan is designed to have a longer-term focus so that our salaried employees (including our executives) are rewarded for annual performance in addition to quarterly performance, with annual performance having a heavier weighting than individual quarterly performance. In February 2008, we made an annual equity award to our executives, other than our CEO, in order to provide them with an opportunity to realize future value when our stock price improves. Through these and other measures, we are attempting to more closely tie our executives’ compensation to our long-term corporate performance. In addition, in 2008 we made retention awards to certain of our executives (including two of our NEOs) to encourage them to remain with the Company for, at a minimum, the next two years to help us achieve these long-term goals.

The global financial and credit crisis has presented challenges for many companies, including Boston Scientific. Our Compensation Committee has not lowered the performance targets for our executive officers, and cash incentive payouts are made only if the Company achieves its pre-established performance targets. Although we met our financial metrics under our Performance Incentive Plan for 2008, our Compensation Committee adjusted funding for our executives downward by 11.35% as a reflection of our performance versus our 2008 quality objectives, which included lifting our corporate warning letter. Prior to year-end, in December 2008, the Compensation Committee decided to defer merit increases on base salaries for certain salaried employees, including executives. The Committee will review the merit budget in mid-2009 to determine whether merit adjustments should be made at that time. If adjustments are made, they will be based on the approved budget and Performance Achievement and Development Review (PADR) ratings for 2008, as well as an individual employee’s performance evaluation prior to the date of the adjustment. Based on our

Performance Incentive Plan structure and our long-term equity incentive program for our employees (including our executives) and as discussed further below, we do not believe that our executive compensation is structured to promote inappropriate risk taking by our executives.

Our Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide our executives with appropriate and competitive individual pay opportunities with actual pay outcomes heavily influenced by the attainment of corporate and individual performance objectives. The objectives of our compensation program are to attract, retain, engage, focus and reward the best available talent to achieve performance goals aligned with our mission, quality policy and business goals. Our mission is to improve the quality of patient care and the productivity of healthcare delivery through the development and advocacy of less invasive medical devices and procedures. Our quality policy, applicable to all employees, is: “I improve the quality of patient care and all things Boston Scientific.” Our corporate business goals for 2008 included the achievement of specified sales, adjusted earnings per share (EPS), free cash flow and quality targets.

How We Determine Executive Compensation

Our Compensation Committee, and in certain cases our Board of Directors, bears principal responsibility for assessing, determining and approving our executive compensation. Information about our Compensation Committee and its composition, processes and responsibilities can be found on page 17 of this Proxy Statement under the heading “Executive Compensation and Human Resources Committee.” There are three key elements to our process for setting executive compensation: (i) performance considerations and achievement of business goals; (ii) market referencing; and (iii) CEO and Compensation Committee judgment.

Performance Considerations and Business Goals

We award our executives compensation and assign them additional responsibilities as recognition for how well they perform as a team in achieving our business goals, as well as how well they achieve their individual goals. In addition, we amended our Performance Incentive Plan for 2009 to align our executives’ performance goals with the divisions that they head. In order to determine whether our executives achieved individual and corporate goals, we conduct an annual Performance Achievement and Development Review (PADR). The PADR process is designed to guide performance discussions, set an executive’s performance objectives and communicate annual achievement at the individual performance level. At the end of each year, overall performance is rated on a scale ranging from “needs improvement” to “outstanding.” These achievement indicators heavily influence the executive’s compensation. For 2008, our NEO PADR ratings ranged from “achieves expectations” to “outstanding,” resulting in performance incentive payments ranging from 13% to 90% of the NEOs’ base salaries. Our CEO conducts each NEO’s PADR with the exception of Mr. McConnell, whose PADR review is conducted by Mr. Colen. The Chairman of the Board presents the CEO’s PADR results to the Nominating and Governance Committee for its evaluation. The CEO presents each NEO’s PADR results (other than his own) to the Compensation Committee for its approval, and the Chairman of the Nominating and Governance Committee communicates the CEO’s PADR recommendation to the Compensation Committee for its approval.

Market Referencing

Peer Comparison.  In addition to performance considerations, we also base our compensation decisions on a review of relevant market information. The principle of market referencing means that our compensation and benefits programs are benchmarked and administered against programs available to employees in comparable roles at peer companies. To help collect market information in 2008, the Compensation Committee engaged the services of Watson Wyatt as its independent third party compensation consultants. The Compensation Committee conducts an annual review of our compensation consultant’s performance. Watson Wyatt does not perform any work for our executives or management other than as authorized by our Compensation Committee. Please see the discussion of the roles of and instructions given to Watson Wyatt on page 17 under the heading “Executive Compensation and Human Resources Committee.” The compensation consultants assisted in defining a peer group of companies and then collected relevant market data from these companies to allow the Compensation Committee to compare our compensation and benefits levels and program design to those of our peers.

In 2008, Watson Wyatt worked with management and the Compensation Committee to revise our peer comparison group to reduce the emphasis on pharmaceutical companies and to focus more on companies of comparable size, industry, market capitalization, performance, customer base, employee base, product offerings, mix and source of revenue and complexity of business operations. In 2008, we excluded Bristol-Meyers Squibb Company, Eli Lilly and Company and Schering-Plough Corporation from our peer group because of their industry (pharmaceutical) and company size, but we retained Abbott Laboratories due to its involvement in the drug-eluting stent business.

Below are our 2007 peer group and our revised 2008 peer group:

2007 Peer Group	Revised 2008 Peer Group
Abbott Laboratories	Abbott Laboratories
Baxter Healthcare Corporation	Baxter Healthcare Corporation
Becton, Dickinson and Company	Becton, Dickinson and Company
Bristol-Myers Squibb Company	Covidien Ltd.
Covidien Ltd. (formerly Tyco Healthcare)	Hospira, Inc.
Eli Lilly and Company	Medtronic, Inc
Hospira, Inc.	St. Jude Medical, Inc.
Medtronic, Inc	Stryker Corporation
Schering-Plough Corporation	Thermo Fisher Scientific, Inc.
St. Jude Medical, Inc.	Zimmer Holdings, Inc.
Stryker Corporation
Thermo Fisher Scientific, Inc.
Zimmer Holdings, Inc.

Watson Wyatt also utilized broader market data from surveys as a supplement to compare our pay practices, levels and mix of pay to those of comparable companies in terms of market and size. For 2008, Watson Wyatt utilized the Towers Perrin U.S. CDB General Industry Executive Database to ascertain the competitiveness of pay opportunities for certain of our NEOs. This survey data was utilized where positional peer group data was not available. The data was representative of a custom cut of comparable firms or size appropriate broader industry data.

Comparable Pay Analytics.  Utilizing the peer group and survey data, Watson Wyatt conducted numerous studies intended to inform the Compensation Committee as to the appropriateness and competitiveness of our programs and practices from a market perspective. A summary of the relevant analysis and reviews performed by Watson Wyatt are illustrated below:

Analysis/Study	Overview	Purpose
Executive Programs and Trends	Review of all executive compensation programs, including (but not limited to):	Provide the Compensation Committee with a market reference to evaluate the reasonableness and appropriateness of Boston Scientific executive compensation programs and understand trends as they develop
• Annual and long-term equity incentive design
• Benefits and perquisites programs
• Executive severance and change in control arrangements
• Executive retirement programs
CEO Pay and Performance	Short-term pay and performance study: Evaluation of the alignment of actual bonus paid and firm performance to peer group companies

	Long-term pay and performance study: Comparison of the sum of (a) the intrinsic value of stock options and stock appreciation rights, (b) the current value of any	Examine the relationship of short- and long-term pay and performance to determine if realizable pay is commensurate with peer group companies and performance full-value share awards and (c) any performance share/cash plan payouts, all over the past 3 years for both Boston Scientific and peer group companies as compared to total return to stockholders
Total Compensation Opportunity	Assessment of the competitiveness of base salary, target annual incentives and the grant date fair value of long-term incentive awards	Determine the competitiveness and appropriateness of current pay opportunity in comparison to peer group companies
Total Equity Ownership	An assessment of (a) shares owned outright, (b) the intrinsic value of stock options and stock appreciation rights and (c) the current value of any probable full-value share awards, either time or performance-based	Assess, for each individual, the appropriateness of total equity-based holdings in comparison to peers. Also provides insight into the current retentive power of the long-term incentive program
Mix of Pay	Examination of the interplay of compensation elements (base salary, target annual incentives, long-term equity incentives)	Determine whether current compensation opportunities align with market practice and reflect the desired emphasis at Boston Scientific
Long-term Incentive Plan Review	Review of the aggregate impact of the long-term incentive program from a share and cost perspective	Understand the competitiveness of the long-term incentive program on an aggregate basis

CEO and Compensation Committee Judgment

Our compensation program is not only based on the application of Company and individual performance considerations and market referencing but also the application of CEO (or Chairman of the Board in the case of the CEO) and Compensation Committee judgment. We do not employ a purely formulaic approach to any of our compensation plans. There are guidelines and funding formulas in place for our equity and performance incentive plans that are tied to specific financial and quality results, but there are also individual performance factors and executive retention considerations that permit discretion to adjust formula-driven awards. While the maximum funding levels are set in advance under our Performance Incentive Plan, the Compensation Committee may adjust a maximum funded or formula incentive award downward, based on the executive’s individual contribution and performance. In addition, an executive’s compensation may be adjusted to reflect expansion of responsibilities during the year and other changes in role and job description.

In addition, while the Compensation Committee is solely responsible for setting the targets and approving the awards, the Compensation Committee relies on the judgment of the CEO in (i) setting executive performance objectives, (ii) evaluating the actual performance of each executive (other than the CEO) against those objectives through the PADR process and (iii) recommending appropriate salary and incentive awards (other than the CEO) to the Compensation Committee. The CEO periodically participates in Compensation Committee meetings, at the request of the Compensation Committee, in order to provide background information and explanations supporting his recommendations.

Use of Tally Sheets, Internal Pay Equity and Other Factors

In making its compensation determinations, our Compensation Committee also reviews and analyzes tally sheets, which provide a total of all elements of compensation for each of our executive officers to help ensure that the design of our compensation program is consistent with our compensation philosophy and that the amount of compensation is within appropriate competitive parameters. In addition, the Compensation Committee considers the economic value as well as the retentive value of prior equity grants received by our executives in determining current or future compensation, and considers each executive’s compensation compared to the compensation of other executives and other employees generally. In determining the reasonableness of our executives’ total compensation, the Compensation Committee reviews not only individual and Company performance compared to plan, but also the nature of each element of executive compensation, including salary, incentive bonus, long-term incentive compensation, accumulated realized and unrealized stock option gains, and other personal benefits, as well as the terms of executive severance, retirement and change of control arrangements.

Risk Review

The Compensation Committee also considers whether our executive compensation program is appropriately aligned with business risk. The ownership stake provided by our long-term equity-based compensation, the extended vesting of these awards and our share ownership guidelines are intended to align the interests of our executives with our stockholders and promote retention of our executives. The Compensation Committee believes, and our independent compensation consultant, Watson Wyatt, affirms that, as a result of the balance of long and short-term incentives, the use of different types of equity compensation awards and our share ownership guidelines, our executive compensation program does not encourage our management to take unreasonable risks related to our business.

Our Elements of Total Executive Compensation

Overview of Compensation.  Our total compensation program consists of fixed compensation elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. On average, 72% of our executives’ annual compensation is at risk, meaning it varies year to year based on business results. With a significant portion of our executives’ pay at risk, we believe that both the interests of our executives and their compensation is aligned with business risk. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable performance-based compensation elements are designed to reward performance at three levels: individual performance, actual Company performance compared to annual and quarterly business goals, with an emphasis on annual goals, and Company performance in terms of long-term value creation. Through these performance incentive awards, we reward the achievement of short-term goals, such as successful marketing, manufacturing and sales of products, consummation of strategic transactions and the promotion of a culture of quality, and long-term goals, such as business growth, innovation and stock price appreciation.

Three Primary Elements of Direct Compensation.  We compensate our executives principally through base salary, performance-based annual cash incentives and annual equity awards. This three-part compensation approach enables us to remain competitive with our industry peers while ensuring that our executive officers are appropriately incented to deliver short-term results while creating sustainable long-term stockholder value. Our Compensation Committee has chosen to put a significant portion of each executive’s pay at risk, contingent upon the achievement of certain goals within our strategic plan and within targeted market positions typically established by reference to our peer group. Each element in the program has a primary role, one or more objectives and a target market position relative to our peer group, each as shown in the table below:

Element	Role	Objective	Target Market Position	Composite 2008 Market Position for NEOs*
Base Salary	Provide stable source of income	Attract and retain talent	Median	4% above the median
Performance Incentive Plan (PIP)	Reward for annual and quarterly goal achievement	Focus talent on annual and quarterly goals; reward talent	75th percentile	11% below the 75th percentile
Annual Equity Incentives	Reward for long-term business development	Focus talent on long-term stockholder value creation; retain and engage talent	60th percentile	9% above the 60th percentile**

*	Composite data is gathered by Watson Wyatt and excludes Mr. LaViolette and Mr. Sandman, both of whom retired from the Company in 2008.
**	Annual equity incentives composite excludes Mr. Tobin, as no award was made to him in 2008.

The target market position is an overall guideline, but individual compensation pay levels may vary based on individual performance, internal pay equity considerations and other factors. For example, in the case of a new hire, our Compensation Committee also considers compensation provided by the previous employer in setting initial pay levels and in making an attractive offer of employment.

Of these three elements, our total executive compensation package as reflected in the Summary Compensation Table on page 39 is heavily weighted towards the variable, performance-based elements of our Performance Incentive Plan and annual equity incentives. For 2008, only 28% of the value of the total direct compensation for our NEOs as a group consisted of fixed compensation in the form of base salary, while variable (versus fixed) compensation consisted of 72% of total direct compensation. Of that 72%, 48% took the form of stock options or deferred stock units (DSUs) which are designed to reward long-term performance and 25% took the form of performance incentive awards and cash bonuses, which are designed to reward quarterly and annual performance. We feel that this mix exemplifies our philosophy of structuring executive compensation to reward actual performance, with a focus on increasing long-term stockholder value.

Base Salary

Overview.  In general, the Compensation Committee targets base salaries at levels consistent with the median rate paid by our peers for equivalent positions. In addition, the Compensation Committee considers our annual merit budget, each executive’s current and prior year salary and each executive’s actual performance compared to the goals and objectives established for that executive at the beginning of the year. In December 2008, the Compensation Committee decided to defer merit increases on base salaries for certain salaried employees, including executives. The Committee will review the merit budget in mid-2009 to determine whether merit adjustments should be made at that time and, if adjustments are made, they will be based on the approved budget and PADR ratings for 2008, as well as an individual employee’s performance prior to the date of the adjustment. NEO salaries for 2008 are reported in the Summary Compensation Table on page 39 under the Salary column.

NEOs (Other than CEO).  We establish base salaries for our executive officers (other than the CEO) based upon the prior year PADR performance reviews conducted by the CEO and on the CEO’s recommendations as presented to the Compensation Committee for approval or modification. In February 2008, the Compensation Committee approved competitive base salary increases for our NEOs for 2008, as recommended by the CEO, as follows:

Name	2007 Base Salary*	2008 Base Salary*	% Increase	Effective Date
Sam R. Leno	$600,000	$625,000	4.17%	2/12/08
Fredericus A. Colen(1)	$540,000	$570,000	5.56%	2/12/08
William F. McConnell, Jr.	$415,000	$430,000	3.61%	2/12/08
David McFaul	$400,000	$405,000	1.00%	2/12/08
Paul A. LaViolette(2)	$725,000	$750,000	3.45%	2/12/08
Paul W. Sandman(3)	$488,000	$450,000	0.00%	2/12/08

*	In 2007, we began adjusting base salaries in February of each year. The amounts listed above are amounts approved by the Compensation Committee for February 2008 through February 2009 and will differ from Base Salary amounts presented in the Summary Compensation Table, which lists amounts actually earned from January 1 through December 31, 2008. Base salary amounts are rounded to the nearest thousand.
(1)	Mr. Colen’s increase also reflects his increased scope of responsibility in connection with his new role as Executive Vice President and Group President, Cardiac Rhythm Management.
(2)	Mr. LaViolette retired as Chief Operating Officer on June 30, 2008 and from Boston Scientific on December 31, 2008.
(3)	Mr. Sandman retired from Boston Scientific on February 29, 2008.

CEO.  The base salary of our CEO is established by the Compensation Committee upon the recommendation of the Chairman of the Board and the Nominating and Governance Committee after consideration of the CEO’s performance for the prior year. As part of its determination, the Compensation Committee reviews an assessment of the CEO’s actual performance versus objectives set for the CEO at the beginning of the year, the Company’s actual performance during the year, as well as market data provided by our compensation consultants. Our CEO’s primary objectives for 2007 were to resolve the issues identified by the FDA in its corporate warning letter, ensure that a new quality plan was in place by year end, achieve specified top and bottom line financial results, increase cash flow, transition our Cardiac Rhythm Management (CRM) business to new leadership, increase CRM and drug-eluting stent market share, launch certain products and product development initiatives and divest certain non-strategic businesses. Our CEO’s actual base salary increase for 2008 from 2007 was 3% and became effective in late February 2008. Mr. Tobin’s increase was based on a thorough review of corporate and individual performance by the Compensation Committee and the Nominating and Governance Committee and reflected the quality of his performance and achievement of specific performance goals, including implementing a new quality plan by year end, improving cash flow, making progress towards certain product launches and completing the divestitures of our non-strategic businesses. The Committees also took into account that certain performance goals remained unresolved, including clearing our FDA corporate warning letter, missing specified top and bottom line financial results, incomplete transition of our CRM business to new leadership by year end and lagging expectations regarding our CRM and drug-eluting stent market share.

Name	2007 Base Salary*	2008 Base Salary*	% Increase	Effective Date
James R. Tobin	$965,000	$994,000	3%	2/26/08

*	In 2007, we began adjusting base salaries in February of each year. The amount listed is the amount approved by the Compensation Committee for February 2008 through February 2009 and will differ from Base Salary amounts presented in the Summary Compensation Table, which lists amounts actually earned from January 1 through December 31, 2008. Base salary amounts are rounded to the nearest thousand.

Performance Incentives

Overview.  Through our Performance Incentive Plan for all salaried personnel, including NEOs, we seek to provide pay for performance by linking incentive awards to both Company and individual performance through a range of award opportunities that depend upon the level of achievement of annual and quarterly Company objectives and individual objectives. For 2008, performance goals were set at the beginning of the year and measured quarterly for sales and adjusted earnings per share (EPS) and set and measured annually for sales, adjusted EPS and free cash flow. The Compensation Committee reserves the right to decrease and/or eliminate the incentive pool funding (on a quarterly and/or an annual basis) based on its determination, within its sole discretion, of the Company’s progress made toward achieving our quality objectives and the performance of our company-wide quality system.

For 2008, the weight of annual corporate performance for eligible corporate employees, including our executives, was increased from 20% to 55% while the weight of corporate performance for each calendar quarter was decreased from 20% to 11.25%. The Compensation Committee also measures individual achievement for an executive officer at the end of the year by comparing the actual performance of the executive to the individual goals and objectives established for the executive at the beginning of or during the year.

In 2008, the relative weightings of our corporate objectives were 25% of the award based on sales, 50% based on adjusted EPS, and 25% based on free cash flow. The Compensation Committee believes that sales, adjusted EPS and free cash flow goals are appropriate measures to encourage our executives to achieve superior financial performance for us with the goal of generating stockholder value. The Compensation Committee also believes that the corporate quality threshold is appropriate in order to emphasize our commitment to improving its quality systems, resolving the issues identified by the FDA in its corporate warning letter and enhancing stockholder value. In 2008, the Compensation Committee exercised its discretion under the Performance Incentive Plan to adjust executive incentive awards downward by 11.35% based on its assessment that the corporate quality goal was not fully met, particularly given that the corporate warning letter issues were not completely resolved by year end. The Compensation Committee believed that, for 2008, the 25% weighting for sales, 50% weighting for adjusted EPS, 25% weighting for free cash flow and threshold quality requirement were appropriate because they properly emphasized the Company’s top performance priorities, while also recognizing quality as a fundamental priority. For purposes of our Performance Incentive Plan, adjusted EPS equals adjusted net income divided by weighted average shares outstanding for the performance period. Adjusted net income is defined generally as GAAP net income excluding goodwill and intangible asset impairments, acquisition and divestiture related charges, restructuring expenses, certain litigation, and amortization expenses. We believe these limited exclusions are necessary because we do not, except for amortization, expect these charges to be ongoing future operating expenses. We believe that excluding these expenses facilitates an appropriate comparison of our current operating performance to our past operating performance. For purposes of our Performance Incentive Plan, free cash flow equals reported operating cash flow excluding capital expenditures and cash flows associated with certain significant and unusual litigation and tax-related items. We do not believe that these litigation and tax-related exclusions are indicative of our on-going operating performance. Further for the purposes of our Performance Incentive Plan, the sales metric is calculated at constant currency rates rather than at actual currency rates in order to take currency fluctuation out of the incentive measurements.

While our executives were measured on corporate performance goals under our Performance Incentive Plan for 2008, our divisions’ performance goals differ somewhat in order to better align division employee performance with more relevant objectives. Our divisional performance goals do not include the free cash flow metric. For 2009, we have amended our Performance Incentive Plan to align our executives’ performance goals with the divisions that they head.

Each executive’s incentive award opportunity for the year (the “target”) is expressed as a percentage of base salary, based on the scope of the executive’s responsibilities. For 2008, the CEO’s target was 120% of his base salary (up from 100% in 2007); the Chief Operating Officer’s target was 90% of his base salary; and the target for all of our other executive officers was 75% of his or her base salary. Our COO, Mr. LaViolette, retired from that position on June 30, 2008 and from the Company on December 31, 2008. Pursuant to the terms of his Termination and Severance Agreement, he was eligible to receive his 2008 bonus based on his annual base salary, which was an amount equal to $675,000. For further discussion regarding the payments and benefits due to Mr. LaViolette pursuant to his Termination and Separation Agreement, see the Compensation Discussion & Analysis section entitled “Executive Retirement” on page 36.

In 2008, we set our annual corporate sales, adjusted EPS and free cash flow at the beginning of the year. We also instituted quality as a threshold metric for the year. We determined the actual annual funding percentage of our Performance Incentive Plan at the end of the year based on actual results for the year compared to the plan. Performance for the full 2008 year was given a 55% weighting, up from a 20% weighting in 2007, in keeping with our 2008 goal to increase emphasis on our full year performance in a manner consistent with market practice. We determined the actual quarterly funding percentage under our Performance Incentive Plan on a quarterly basis based on actual results for the prior quarter compared to the quarter plan within the annual plan. Each quarterly funding percentage received an 11.25% weighting. The total annual funding consists of the sum of the funding for the annual measurement period and each of the quarterly measurement periods. Funding then increases on a sliding scale (up to a maximum of 150% of target which was raised to account for the increased variability in emphasizing our annual performance over our past practice of emphasizing quarterly performance) as higher levels of sales, adjusted EPS and free cash flow goals are met, as depicted in the tables below.

Sales Metrics Table

Annual and Quarterly Measurement.  For 2008, the sales component of our corporate goals was funded at the following percentages depending on the percent of the target level of sales that we achieved. For example, if we achieved 91% of our sales goals, the Performance Incentive Plan would fund at 10% for the applicable measurement period.

Performance Level	Funding Level	Achievement
0% to 90.9%	0%	Zero
91%	10%	Threshold
91.1% to 97.9%	+1.143% funding for every 0.1% performance	Below Target
98%	90%	Below Target
98.1% to 99.9%	+0.5% funding for every 0.1% performance	Below Target
100%	100%	Target
100.1% to 109.9%	+0.5% funding for every 0.1% performance	Exceeds Target
110% and above	150%	Maximum

Adjusted Earnings per Share and Free Cash Flow Metrics Table

Annual and Quarterly Measurement.  For 2008, the adjusted EPS and free cash flow components of our corporate goals were funded at the following percentages depending on the percent of the target level that we achieved. For example, if we achieved 85% of our free cash flow goals, the Performance Incentive Plan would fund at 40% for the applicable measurement period.

Performance Level	Funding Level	Achievement
0% to 84.9%	0%	Zero
85%	40%	Threshold
85.1% to 89.9%	+0.2% funding for every 0.1% performance	Below Target
90.0% to 99.9%	+0.5% funding for every 0.1% performance	Below Target
100%	100%	Target
100.1% to 109.9%	+0.5% funding for every 0.1% performance	Exceeds Target
110% and above	150%	Maximum

Actual Corporate Goals Funding Table

The table below depicts, for 2008, our annual and quarterly Performance Incentive Plan goals, our actual performance as a percentage of plan and whether that performance met the threshold, target or maximum levels of our corporate objectives.

Period	Plan Sales ($ in Millions)	Actual Sales as a% of Plan	Funding Table%	Plan Adjusted EPS	Actual Adjusted EPS as a % of Plan	Funding Table%	Plan Free Cash Flow ($ in Millions)*	Actual Free Cash Flow as a% of Plan*	Funding Table%*	Total Corporate Funding
Q1	2,003	98.68%	93.50% (below target)	$0.1888	126.10%	150.00% (maximum)	N/A	N/A	N/A	14.76%
Q2	2,005	96.51%	72.86% (below target)	$0.1696	119.03%	150.00% (maximum)	N/A	N/A	N/A	13.98%
Q3	2,018	95.30%	59.14% (below target)	$0.2031	81.90%	0.00% (below threshold)	N/A	N/A	N/A	2.22%
Q4	2,028	99.10%	95.5% (below target)	$0.2235	95.20%	76.00% (below target)	N/A	N/A	N/A	9.28%
Annual	8,054	97.40%	83.14% (below target)	$0.7851	104.30%	121.50% (exceeded target)	770,107	138.00%	150.00% (maximum)	70.11%

Total before Quality Metric Adjustment	110.35%
Quality Metric Adjustment	-11.35%
Total	99%

*	Free cash flow is measured on an annual basis only.

For example, in the first quarter, our actual sales came in at 98.68% of plan, which on the sales metric funding table above receives a funding level of 93.5%. Sales had a weighting of 3.75% in the first quarter; or 25% of the quarterly weighting, which for each individual quarter is 15.0% because free cash flow is measured on an annual basis only. 93.5% of 3.75% is 3.51%. Our adjusted EPS came in at 126.10% of plan, which on the adjusted EPS and free cash flow metrics funding table above receives a funding level of 150%. Adjusted EPS had a 7.50% weighting in the first quarter; or 50% of the 15.0% quarterly weighting. 150% of 7.50% is 11.25%. The sum of the Q1 sales (3.51%) and adjusted EPS (11.25%) funding levels results in a quarterly corporate funding level for Q1 of 14.76%.

For 2008, our actual annual corporate sales results fell below our target levels, our actual annual corporate adjusted EPS results were above target levels and our actual annual corporate free cash flow results exceeded the maximum target levels. The quarterly results for corporate sales in all measurement periods were between the threshold and target levels of our corporate objectives. The quarterly results for adjusted EPS exceeded our maximum target level in quarters one and two, fell below threshold in quarter three and were between the threshold and target levels for our corporate objectives in quarter four. Based on performance against the 2008 quality objectives, the Performance Incentive Plan funding for our executives was adjusted downward by 11.35%. As a result, our Performance Incentive Plan funded corporate goals at 99% of target for the year (which is the sum of the annual plus each of the quarterly corporate funding amounts), before the application of the individual performance component of the plan. At the end of the year, individual performance is also considered pursuant to the PADR process described above. An individual performance component from 0% to 200% is applied as a multiplier at the end of the year to each executive’s funded award to obtain the executive’s total award. Amounts actually awarded under our Performance Incentive Plan for 2008 are reflected in the Summary Compensation Table on page 39 in the column Non-Equity Incentive Plan Compensation.

NEOs (Other than CEO).  In 2008, performance incentive awards for our NEOs (other than our CEO) ranged from 99% of target to 119% of target based on our overall performance against annual and quarterly goals, and the individual performance of each NEO during the year. Our corporate annual and quarterly sales, adjusted EPS and free cash flow and our achievement as a percentage of those goals are set forth in the table above. As described above, the overall performance of our annual corporate sales results fell below our target levels, our adjusted EPS results were above target levels and our free cash flow metric results exceeded maximum target levels. Our overall Performance Incentive Plan funding was adjusted downward for executives by our Compensation Committee by 11.35% based on our performance against corporate quality objectives, which included resolution of our corporate warning letter. Our quarterly results in most cases met the threshold, target and, in some cases, maximum target level of our corporate objectives, before the application of the individual performance component of the plan. As a result, the corporate performance aspect of our Performance Incentive Plan funded at 99% of target. Actual awards for our NEOs (other than our CEO) in excess of the corporate funding level of 99% are in recognition of significant efforts being devoted to expense management and positioning of our CRM and International businesses for future growth and new product pipeline, all of which are long-term initiatives the expected benefits of which are not reflected in our current financial performance. Details regarding the individual performance incentive awards paid to our NEOs in 2008 are set forth in the table below.

Name	2008 Target Award*	2008 Actual Award	Actual as% of Target**
Sam R. Leno	$468,750	$556,875	119%
Fredericus A. Colen	$427,500	$465,548	109%
William F. McConnell, Jr.	$322,500	$335,239	104%
David McFaul	$303,750	$300,713	99%
Paul A. LaViolette(1)	$675,000	$675,000	100%
Paul W. Sandman(2)	$57,974	$57,974	100%

*	Target award amounts are based on the base salaries approved by the Compensation Committee in February 2008 and will differ from the Base Salary amounts presented in the Summary Compensation Table which lists amounts actually earned from January 1 through December 31, 2008.
**	The actual awards as a percentage of target awards column represents the product of the funded corporate component (99%) and the NEO’s individual performance percentage.
(1)	Mr. LaViolette retired as Chief Operating Officer on June 30, 2008 and from Boston Scientific on December 31, 2008.
(2)	Mr. Sandman retired from Boston Scientific on February 29, 2008.

Mr. Leno’s performance incentive award was 119% of his target due primarily to his outstanding performance in leading activities to address corporate-wide expense and headcount reduction initiatives and continuing the successful management of debt covenants. Mr. Colen’s performance incentive award was 109% of his target due primarily to his exceeding expectations in taking over leadership of our CRM business. Mr. McConnell’s performance incentive award was 104% of his target due to his exceeding expectations with respect to leading restructuring efforts within our CRM business, including increased administrative discipline around sales processes, significant improvements within the marketing function and reduced turnover in key areas. Additionally, Mr. McConnell was rewarded for converting new products to sales in 2008 with strong new product flow that we believe positions our CRM business well for 2009. Mr. McFaul’s performance incentive award was 99% of his target due to his achieving expectations by leading our International business and working in multiple leadership roles. Mr. McFaul also improved the top line performance of our Europe, Middle East and Africa region and transitioned all of our International business for critical contribution to sales growth in 2009.

CEO.  Our CEO’s primary 2008 performance objectives were to resolve the issues identified by the FDA in its corporate warning letter, migrate our Neuromodulation quality systems to our Company standard, ensure that our quality plan is vibrant, achieve specified top and bottom line financial results, achieve cash flow targets, deliver operating expenses and headcount targets, achieve a balanced level of oversight over all of our business, including CRM, increase CRM and drug-eluting stent domestic and international market share, launch certain products and product development initiatives, stabilize our new international structure and leadership team, improve international CRM execution capabilities and complete transitions for our divested businesses. In 2008, our CEO’s performance incentive award was 74% of his target. The Compensation Committee determined that 74% funding was appropriate due primarily to the quality of our CEO’s performance in achieving migration of our Neuromodulation quality system to our Company standard by year end, exceeding cash flow targets, managing the delivery of operating expense and headcount targets, achieving a balanced level of oversight across our businesses, transitioning our CRM business to new leadership, launching certain products and product development initiatives and stabilizing our international structure and leadership team. Our CEO’s performance incentive award fell below his target in 2008 primarily because of continuing quality issues related to the FDA warning letter and underperformance of international CRM operations.

Name	2008 Target Award*	2008 Actual Award	Actual as% of Target**
James R. Tobin	$1,192,800	$885,664	74%

*	Target award amount is based on the base salary approved by the Compensation Committee in February 2008 and will differ from the Base Salary amount presented in the Summary Compensation Table, which lists amounts actually earned from January 1 through December 31, 2008.
**	The actual award as a percentage of target award column represents the product of the funded corporate component (99%) and our CEO’s individual performance percentage (75%).

An individual’s total performance incentive payment is ultimately determined by multiplying the product of the employee’s December 31, 2008 base salary and the employee’s December 31, 2008 incentive target percentage by the percentage that 2008 corporate sales, adjusted EPS, free cash flow and quality objectives had been reached by the individual’s performance percentage (pro-rated for the number of days the NEO was employed). In 2008, the Compensation Committee increased our CEO’s incentive target percentage from 100% to 120% to partially offset its determination, based in part upon advice from Watson Wyatt, that our CEO’s overall compensation package was lower than that of his peers, while increasing the portion of his total compensation package that is aligned with corporate performance. A calculation of each NEO’s actual performance incentive award, including the corporate performance and individual performance components of the award, is included in the table below:

NEO	12/31/08 Base Salary*	x	12/31/08 Incentive Target Percentage	x	Funding	x	Proration for Days Employed	x	Individual Performance Percentage	=	Performance Incentive Award
James R. Tobin	$994,000	x	120%	x	99%	x	100%	x	75%	=	$885,664
Sam R. Leno	$625,000	x	75%	x	99%	x	100%	x	120%	=	$556,876
Fredericus A. Colen	$570,000	x	75%	x	99%	x	100%	x	110%	=	$465,548
William F. McConnell, Jr.	$430,000	x	75%	x	99%	x	100%	x	105%	=	$335,239
David McFaul	$405,000	x	75%	x	99%	x	100%	x	100%	=	$300,713
Paul A. LaViolette	$750,000	x	90%	x	99%	x	100%	x	100%	=	$675,000
Paul W. Sandman	$488,001	x	75%	x	99%	x	16%	x	100%	=	$57,974

*	Target award amounts are based on the base salaries approved by the Compensation Committee in February 2008 and will differ from the Base Salary amounts presented in the Summary Compensation Table, which lists amounts actually earned from January 1 through December 31, 2008.

Recovery of Incentive Awards.  Our Compensation Committee has adopted a policy regarding the recovery or adjustment of Performance Incentive Plan awards in the event relevant Company performance measures are restated in a manner that would have reduced the size of a previously granted award. Effective for compensation awards made on or after February 20, 2007 (the date the policy was adopted), to the extent permitted by governing law, the Board will seek reimbursement of incentive compensation paid to any executive officer in the event of a restatement of the Company’s financial results that would have reduced the size of a previously granted award. In that event, we will seek to recover the amounts of the performance incentive award paid to the executives which are in excess of the amounts that would have been awarded based on the restated financial results.

Annual Equity Incentives

Overview.  We intend our broad-based stock option and DSU award programs to attract, retain, engage and focus key employees for the long-term. The Compensation Committee approves, upon management recommendation, non-qualified stock option and DSU awards to eligible employees within the organization and across business units in amounts appropriate for each individual’s (i) level of responsibility, (ii) ability to affect the achievement of overall corporate objectives, (iii) individual performance and (iv) individual potential.

Recent Changes.  In 2004, we began to gradually change the mix of our equity incentives from 100% stock options to a mix of options and DSUs. Stock options are effective in promoting stockholder alignment and in holding executives accountable for generating stockholder return, while DSUs are a share-efficient means for retaining top talent and promoting a long-term share owner perspective. Together, stock options and DSUs enable us to meet our dual compensation objectives of rewarding long-term goals, such as strategic growth and business innovation and retaining top talent even during periods of significant stock price fluctuation. In 2007, based on the number of shares available for issuance under our 2003 Long-Term Incentive Plan and in order to conserve shares, we began making our awards primarily in the form of DSUs. In 2008, our stockholders approved an increase in the number of shares available for issuance under our 2003 Long-Term Incentive Plan. Additionally, in 2008 we were advised by Watson Wyatt that re-introducing a mix of vehicles to our executives is a market competitive practice within our peer group. Accordingly, in 2008, we made the majority of our grants to executives in the form of stock options in order to promote a strong alignment of interests with stockholders and to put a significant portion of our executives’ compensation at risk by tying its value to our future stock performance.

We grant stock options with an exercise price equal to the fair market value based on the closing stock price on the date of grant, and they typically vest over a period of three to five years. Options are exercisable until the tenth anniversary of the date of grant or until the expiration of various limited time periods following termination of employment. Executive officers are prohibited from paying the exercise price for their options with promissory notes or other payment forms prohibited by the Sarbanes-Oxley Act of 2002. DSUs represent our commitment to issue shares to recipients after a vesting period. These awards typically vest in five equal annual installments beginning with the first anniversary of the date of grant. The slightly longer vesting period for DSUs reflects the fact that DSUs have immediate value upon vesting compared to options which only have value if our stock price increases. Upon each vesting date, the vested DSUs are no longer subject to risk of forfeiture and shares of our common stock are issued to the recipient.

NEOs (Other than CEO).  Our Compensation Committee has determined that annual equity awards are appropriate in order to put a significant portion of our executives’ compensation at risk by tying its value to our future stock price performance. In determining the amount of these equity awards, the Compensation Committee considered: (i) the NEO’s individual performance rating; (ii) the value of the NEO’s current vested and unvested equity; (iii) the Company’s attempt to target the 60th percentile of its applicable peer group for that year for annual equity incentives; and (iv) for 2009, the affects of the recent market on economic long-term incentive values.

The Compensation Committee made annual equity awards to our NEOs in February 2008 and February 2009 in the following amounts:

Name	2008		2009
	Options(1)	DSUs(1)	Options(2)	DSUs(2)
Sam R. Leno	468,750	54,912	201,072	30,120
Fredericus A. Colen	255,682	29,952	100,536	15,060
William F. McConnell, Jr.	170,455	19,968	100,536	15,060
David McFaul	119,318	13,978	100,536	15,060
Paul A. LaViolette(3)	511,364	59,904	0	0
Paul W. Sandman(4)	0	0	0	0

(1)	2008 stock options and DSUs were granted as of February 12, 2008; stock options had an exercise price of $12.52, the closing price of our common stock on February 12, 2008.

(2)	2009 stock options and DSUs were granted as of February 24, 2009; stock options had an exercise price of $8.30, the closing price of our common stock on February 24, 2009.
(3)	Mr. LaViolette retired as Chief Operating Officer on June 30, 2008 and from Boston Scientific on December 31, 2008.
(4)	Mr. Sandman retired from Boston Scientific on February 29, 2008.

In addition to the annual equity awards in the table above, on July 29, 2008, in connection with his new role as Executive Vice President and Group President, Cardiac Rhythm Management and the increased responsibilities of his new role, Mr. Colen received 189,220 stock options with an exercise price of $12.00 per share (the closing price of the stock on the date of the grant), which vest in four equal annual installments beginning on the first anniversary of the date of the grant, and 22,917 DSUs, which vest in five equal annual installments beginning on the first anniversary of the date of the grant.

CEO.  Our CEO has not been awarded an equity grant since 2006. Watson Wyatt advised our Compensation Committee that our CEO’s historical equity grants have little incentive value due to the decline in our stock price. In order to continue to promote stockholder alignment and incent Mr. Tobin, on February 24, 2009 the Compensation Committee approved a stock option grant for 2,000,000 shares at an exercise price of $8.30 (the fair market value on the date of grant), vesting in equal annual installments over the next four years. Pursuant to the terms of this grant, vesting would accelerate upon retirement provided retirement occurs after December 31, 2010.

Executive Stock Ownership Guidelines.  Our executive officers are required to have a significant personal investment in Boston Scientific through their ownership of our shares. The Board has adopted stock ownership guidelines for executive officers in the following amounts:

•	Chief Executive Officer: 240,000 shares
•	Executive Vice Presidents: 75,000 shares
•	Senior Vice Presidents: 20,000 shares

Each executive officer is expected to attain his or her ownership target within five years after February 20, 2007 (the date the guidelines were adopted) or such individual becoming an executive officer, whichever is later. All of our executives either currently meet our executive stock ownership guidelines or we expect that they will meet these guidelines within five years. The Nominating and Governance Committee monitors compliance with these guidelines on an annual basis.

Other/Special Recognition Awards

In addition to the three primary elements of direct compensation described above, we periodically make special recognition awards in cash and/or stock in recognition of special circumstances. For example, in February 2008 our Compensation Committee approved special retention awards to certain of our executives who are critical to the organization and who the Compensation Committee wanted to encourage to remain with the Company during a challenging time. The Compensation Committee determined that these selected executives held existing equity in the Company that had minimal retentive value given our stock price declines. The selected executives were permitted to choose the form of the retention award among a combination of stock options, DSUs and cash. The stock retention grants vest ratably over a two year period. The cash grants are paid in two equal installments in February 2009 and February 2010. The NEOs among these selected executives who received a retention award on February 12, 2008 were Mr. Colen, who received 76,705 stock options with an exercise price of $12.52 per share and 26,957 DSUs, Mr. McConnell, who received 16,573 DSUs and $207,500 in cash and Mr. McFaul, who received 136,364 stock options with an exercise price of $12.52 per share.

Elements of Indirect Pay

In addition to the direct pay elements described above, we also provide our executives with indirect pay in the form of benefits. We believe that offering our executives certain benefits facilitates the operation of our business, allows them to better focus their time, attention and capabilities on our business and assists the

Company in recruiting and retaining key executives. We also believe that the benefits offered to our executives are generally consistent with practices among companies in our peer group, as well as large companies within broader industry segments.

General.  Our benefits program, which is available to our NEOs, is intended to provide financial protection and security for our executives and to reward them for the total commitment we expect from them in service to us. Our executives’ benefits program consists of three key elements: health and welfare plans based principally on a preferred provider model with the executives sharing approximately 20% of the cost; Company-paid life insurance of three times base salary (up to a $1 million benefit payable upon death); and a qualified 401(k) retirement plan with a Company match of up to 6% of base pay. Other elements include benefits available to all of our employees, including executives, such as Company-paid disability benefits and the ability to participate in our Global Employee Stock Ownership Plan, which entitles our employees to purchase our stock at a 10% discount.

Relocation.  We also have an Executive Relocation Policy for our executive officers who are requested by us to move in connection with their current job and for newly hired employees who will become executive officers of Boston Scientific and who are required to move in connection with accepting a job with us. The policy covers reasonable expenses associated with the move and certain relocation services to minimize the inconvenience of moving. The policy also includes a cost of living allowance (COLA) for executives whose cost of living increases at least eight percent from their previous location of residence, paid as taxable income over four years in decreasing percentages. The actual amount of each COLA is determined by an external consulting firm. In 2008, we paid $47,400 to Mr. Leno for his COLA in connection with his move to Massachusetts in 2007.

We also have a Temporary International Assignment Repatriation Policy that is broadly applicable to all of our employees who are requested by us to move overseas or are repatriated in connection with their current job or promotion, or for newly hired employees who are required to move overseas in connection with accepting a job with us. The policy covers reasonable expenses associated with the move and certain relocation services to minimize the inconvenience of moving. In 2008, we paid $948,959 under our Repatriation Policy to relocate Mr. McFaul from Japan to the United States in connection with his promotion to Senior Vice President and President, International ($882,049 of this amount was included in Mr. McFaul’s income, of which $284,562 represents a gross-up to cover tax-related obligations).

Executive Allowance.  Pursuant to our Executive Allowance Plan, we provide a cash allowance to eligible executives in lieu of perquisites typically provided by other companies, such as company cars, health care costs not otherwise covered or tax planning services, which we do not provide to our executives. Under this plan, our executive officers receive $25,000 per year, which is not specifically allocated to any particular item and they are entitled to spend it in their discretion.

Executive Life Insurance.  We make annual payments to certain executives equal to the premium for executive life insurance (plus a gross-up amount for tax purposes). These payments represent a buyout of a former split-dollar life insurance program, which has been closed to new participants since May 2004. Three of our NEOs, Messrs. Colen, LaViolette and Sandman, received executive life insurance payments (in lieu of Company-paid life insurance) in 2008 as reflected in the Summary Compensation Table on page 39 under the column All Other Compensation.

401(k) Excess Benefit Plan.  In connection with a one-time special contribution we made to our 401(k) Retirement Savings Plan for the benefit of our employees announced in September 2004, we adopted in June 2005 an Excess Benefit Plan. The Excess Benefit Plan is a non-qualified deferred compensation plan designed to provide specific supplemental benefits to those employees who would have exceeded the 2004 IRS contribution limits if the special contribution had been made to their 401(k) plan accounts. The Excess Benefit Plan was established to accept the “overflow” contributions on behalf of those employees, including our executive officers. Messrs. Leno and McConnell were not employed by us in 2004 when the 401(k) contribution was made and so do not participate in this plan.

Airplane Usage.  Our CEO is permitted personal use of our corporate aircraft. Other executive officers are permitted personal use of the corporate aircraft only with the prior permission of the CEO. In 2008, the only NEOs who used the corporate aircraft for personal use were Messrs. Tobin and Leno. In addition, Mr. LaViolette used the aircraft for personal use in December 2007. Under current IRS rules, we impute income to the executive officer for an amount based on Standard Industry Fare Level (SIFL) rates set by the US Department of Transportation. This imputed income amount is included in an executive officer’s earnings at the end of the year and reported as income to the IRS. The IRS has set limitations on the amount we can deduct when using the SIFL method to impute income to the employee for personal use of the corporate aircraft. We calculate disallowed deductions for tax purposes from December 1 of the previous tax year through November 30th of the current tax year and therefore a disallowed deduction attributable to Mr. LaViolette for his personal use of the aircraft in December 2007 was captured in the 2008 tax year. In 2008, $209,079 of disallowed deductions were attributable to Mr. Tobin and $26,207 (including a “gross-up” of $8,613 to cover tax-related obligations) of disallowed deductions were attributable to Mr. Leno for their personal use of the aircraft and $26,697 of disallowed deductions were attributable to Mr. LaViolette’s personal use of the aircraft. The incremental cost of Mr. Tobin’s and Mr. Leno’s personal use of the aircraft is reflected in the Summary Compensation Table on page 39 in the column All Other Compensation. Further information regarding Mr. LaViolette’s personal use of the aircraft is discussed in footnote c to the Summary Compensation Table on page 41.

Tax and Accounting Considerations

Tax Considerations.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the company’s chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Generally, we have structured performance-based components of the compensation paid to our executive officers in a manner intended to satisfy these requirements without negatively affecting our overall compensation strategy. Our 2000 and 2003 Long-Term Incentive Plans incorporate provisions intended to comply with Section 162(m) of the Code. Incentive awards under our Performance Incentive Plan are considered performance-based awards under our Long-Term Incentive Plans, which are stockholder approved plans. For this reason, annual performance incentive amounts paid to our NEOs are not subject to the 162(m) deduction limit. For 2008, the IRS Section 162(m) limit was exceeded with respect to Messrs. Tobin and McFaul. Mr. Tobin received total compensation in excess of the individual $1 million limit equal to $63,957, resulting in an estimated incremental cost of $24,012 attributable to the lost corporate tax deduction. Mr. McFaul received total compensation in excess of the $1 million limit equal to $473,467, resulting in an estimated incremental cost of $177,787 attributable to the lost corporate tax deduction.

We have designed our compensation programs and awards to executive officers to comply with the provisions of Section 409A of the Internal Revenue Code. For example, payments made to our executive officers under our Executive Retirement Plan are payable in the first payroll period after the last day of the six-month period following the date of the executive officer’s retirement. In addition, in February 2006 Mr. Tobin was granted an award of 250,000 DSUs; however, upon vesting, we will not issue shares to Mr. Tobin until the seventh month following the cessation of his employment with the Company.

Under our Retention Agreements (described below), we will compensate an executive for any excise tax liability he or she may incur by reason of payments made under the Retention Agreement. Watson Wyatt, independent compensation consultants, performed an analysis of the benefits that would become payable to an executive officer assuming that a change in control under the Retention Agreement occurred on December 31, 2008. Based on this analysis, Mr. Leno would be assessed an excise tax liability for purposes of Section 280G of the Internal Revenue Code as a result of payments made and benefits received under the Retention Agreement. The gross-up payments necessary to cover this excise tax liability would be $2,351,283.

Our Post-Employment and Change in Control Arrangements

With respect to each of our post-employment compensation arrangements detailed below, the Compensation Committee determined that both the terms and the payout levels of each arrangement are appropriate to accomplish the stated objective of each arrangement. The Compensation Committee considered each of the below-described arrangements as part of the tally sheet analysis it conducted regarding all elements of compensation for each of our executive officers and determined the reasonableness of each individual element of compensation and of the executive’s compensation package as a whole. The Compensation Committee also considered the non-competition agreements, confidentiality agreements, non-solicitation agreements and releases of claims, as applicable, that the Company would receive in exchange from the executive prior to the receipt of post-employment termination benefits. In addition, the Compensation Committee feels that these arrangements are generally consistent with those arrangements being offered by our market peers. As a result, the Compensation Committee feels that the payout amounts under each arrangement are necessary to remain competitive in attracting and retaining executive talent. In 2008, the Compensation Committee asked its compensation consultant to conduct a formal analysis of each of these arrangements for reasonableness and market competitiveness. Watson Wyatt advised that our plans as constituted are currently appropriate and generally competitive in the marketplace. Watson Wyatt recommended continual review of these programs given the changing nature of the competitive landscape.

Executive Retirement.  All of our executive officers, including our NEOs, are eligible to participate in our Executive Retirement Plan. The Executive Retirement Plan is intended to provide a clear and consistent approach to managing executive departures with a standard mutually understood separation and post employment relationship. The plan provides retiring executive officers with a lump sum benefit of 2.5 months of salary for each completed year of service, up to a maximum of 36 months pay. Receipt of payment is conditioned upon the retiring employee entering into a separation agreement with Boston Scientific, which includes a non-competition provision aimed at protecting the Company from the transfer of proprietary and business knowledge to competing companies. To be considered retired under the Executive Retirement Plan, an employee’s age plus his or her years of service with Boston Scientific must be at least 65 years (provided that the employee is at least 55 years old and has been with Boston Scientific for at least 5 years). Mr. Leno’s offer letter provides that he will be deemed to have met retirement eligibility under this Plan (i) upon his termination from employment for any reason (other than for cause) and assuming a period of employment of at least three years or (ii) upon his involuntary termination of employment for any reason (other than for cause) before completing a three year period of employment. Amounts accrued under this Plan are reflected in the Pension Benefits Table on page 49 and in the Potential Payments upon Termination or Change in Control Tables beginning on page 53.

In connection with Mr. Sandman’s retirement on February 29, 2008, he received $1,464,002, reflecting the maximum 36 months of pay for which he was eligible under our Executive Retirement Plan. Mr. Sandman was at least 55 years old at retirement and had been with Boston Scientific for 15 years. Mr. Sandman received this payment on September 19, 2008 per our Executive Retirement Plan terms at the time, which at the time called for payment on the 181st day following retirement.

On June 30, 2008, Mr. LaViolette retired as our Chief Operating Officer and as a member of our Executive Committee, at which time he became a Senior Advisor to the Company. Accordingly, Mr. LaViolette’s participation in our Executive Allowance Plan ceased on June 30, 2008 and we made a final pro rated payment of $12,500 to Mr. LaViolette under the Executive Allowance Plan in July 2008. Mr. LaViolette fully retired from the Company on December 31, 2008. Due to the unique nature of Mr. LaViolette’s retirement as COO and his ongoing critical duties and responsibilities as Senior Advisor with respect to our corporate warning letter and related matters, we entered into a Transition and Separation Agreement with Mr. LaViolette (the Agreement). Pursuant to the terms of the Agreement, Mr. LaViolette was paid his annual base salary of $750,000 through December 31, 2008 and was eligible to receive a 2008 bonus equal to 90% of his annual base salary, or $675,000, under our 2008 Performance Incentive Plan for performance of his duties as COO and Senior Advisor. As part of the Agreement, Mr. LaViolette agreed to forego any payments or benefits to which he may have been entitled under our Executive Retirement Plan or Employee Severance Pay Plan. In addition, we will consider the possibility of awarding Mr. LaViolette a bonus based on his leadership in connection with FDA-related matters through December 31, 2008. Under the Agreement, we also agreed to continue making premium payments on behalf of Mr. LaViolette, plus tax gross-up payments, pursuant to the executive life insurance arrangement for Mr. LaViolette that we had funded. During his tenure as Senior Advisor, we paid a qualified financial planning advisor $25,000 on behalf of Mr. LaViolette. We also reimbursed Mr. LaViolette for $44,773 in legal fees associated with negotiation of his Transition and Separation Agreement (this amount was included in Mr. LaViolette’s income, of which $14,773 represents a gross-up to cover tax-related obligations).

Further pursuant to the Agreement, Mr. LaViolette entered into a Release Agreement following his retirement on December 31, 2008, and, as a result, we paid him a 2009 Separation Payment of $5,440,500 on January 23, 2009. We will also pay a separation payment of $1,813,500 in January 2010, provided Mr. LaViolette has complied with all requirements in the Agreement and the Release Agreement.

A copy of the Transition and Separation Agreement, dated May 30, 2008, was filed with the SEC on Form 8-K on June 3, 2008.

Consulting Arrangements.  The Executive Retirement Plan provides our CEO with the discretion to cause the Company to enter into consulting arrangements with retiring executives, including our NEOs. The purpose of these consulting arrangements is to ensure smooth executive transitions, including prudent transfer of business knowledge as well as day to day project support, as needed. A consulting arrangement could provide for up to a $100,000 retainer for up to 50 days of specified consulting services and a $3,000 per diem fee thereafter for services actually rendered for the first year and, for future years, a $2,000 per diem fee for all services actually rendered. In 2008, we did not enter into any consulting arrangements with any of our NEOs under this Plan.

Executive Life Insurance.  Certain of our executive officers receive payments equal to the premium for executive life insurance (plus “gross-up” amounts for tax purposes). These payments represent a buyout of a former split-dollar life insurance program, which has been closed to new participants since May 2004. Following retirement or termination (other than for cause), we will continue to make these payments to certain executives for a period ending on the tenth anniversary of the policy initiation date or, in some circumstances, such other date as would allow the policy to become self-funding. Three of our NEOs, Messrs. Colen, LaViolette and Sandman, are eligible to receive executive life insurance payments upon retirement or termination (other than for cause), as detailed in footnote 7 to the Potential Payments upon Termination or Change in Control Tables beginning on page 53. For more information on the Executive Life Insurance plan, see the Compensation Discussion & Analysis section entitled “Elements of Indirect Pay” on page 33.

Retention Agreements.  Our key executives, including our NEOs, have Retention Agreements with us. The possibility of a change in control and the uncertainty that it may raise among our key executives as to their continued employment after or in connection with the change in control may result in the departure or distraction of our key executives. The purpose of the Retention Agreements is to retain our key executives and reinforce and encourage their continued attention and dedication during this potentially critical time, even if they fear that their position will be terminated after or in connection with the change in control. In addition, the Compensation Committee has been advised by its compensation consultants that the terms of these agreements are market competitive within our peer group. In general, the Retention Agreements entitle key executives to a lump sum payment of three times the sum of (i) the executive’s base salary, (ii) assumed on-plan incentive bonus (or prior year’s bonus, if higher), and (iii) the annual executive allowance ($25,000), if either the executive’s employment is terminated by us without cause or by the executive for good reason, in each event following a change in control (a “double trigger” feature). For purposes of these agreements, “cause” generally means willfully engaging in criminal or fraudulent acts or gross misconduct that is demonstrably and materially injurious to us. “Good reason” generally means a meaningful alteration in position or responsibilities from those in effect prior to the change in control, a reduction in annual base salary, a relocation of more than 50 miles, a failure by us to continue in effect any incentive plan, a failure by us to provide comparable benefits, or a failure by us to pay any amounts owed in salary, bonus or reimbursement. The executive is also entitled to continuation of health and other welfare benefits for three years. In addition, we compensate the executive for any excise tax liability he or she may incur by reason of payments made under the agreement. In exchange, the executive must enter into an agreement containing confidentiality restrictions and a three-year non-solicitation obligation. For more details, please refer to the Potential Payments upon Termination or Change in Control Tables beginning on page 53.

Long-Term Incentive Plans.  Employees, including our NEOs, are eligible to receive equity awards under our Long-Term Incentive Plans. Generally, equity awards granted to our executive officers, including our NEOs, under these Plans will become immediately exercisable in the event of a “change in control” or “Covered Transaction” as defined in the Plans. Additionally, under certain circumstances in the event of a “change in control” or Covered Transaction, equity awards granted under (i) our 1992 Long-Term Incentive

Plan prior to October 31, 2001 will become immediately exercisable and the value of all outstanding stock options will be cashed out, (ii) our 1995 Long-Term Incentive Plan prior to October 31, 2001 will, unless otherwise determined by our Compensation Committee, become immediately exercisable and automatically converted into an option or other award of the surviving entity, and (iii) our 2000 Long-Term Incentive Plan prior to December 2000 will become immediately exercisable and/or converted into an option or other award of the surviving entity. The Compensation Committee has been advised by our compensation consultants that the acceleration provisions of these plans are market competitive within our peer group. For more details, please refer to the Potential Payments upon Termination or Change in Control Tables beginning on page 53.

Performance Incentive Plan.  All of our salaried employees, including our NEOs, are eligible to participate in our Performance Incentive Plan. The purpose of our Performance Incentive Plan is to align the interests of our employees with those of the Company by providing incentives for the achievement of key business milestones and individual performance objectives. Participants generally must be employed by us on December 31 of the plan year in order to be eligible for their incentive performance award for that year. However, in the event of certain involuntary terminations without cause or death, participants may receive their performance incentive awards for the year on a prorated basis based on the percentage of the year the participant was employed by us and eligible to participate. In addition, participants who retire before the end of the year but who have otherwise met all plan eligibility requirements and who, as of the date they retired, had attained the age of 50, accrued at least five years of service and whose age plus years of service equals or exceeds 62, may receive their performance incentive awards for the year on a prorated basis based on the percentage of the year the participant was employed by us and eligible to participate.

Employee Severance Pay Plan.  All of our salaried employees are eligible to receive severance payments and benefits under our Employee Severance Pay Plan in the event of certain involuntary terminations. Under the Plan, director level and above exempt employees, including our NEOs, are eligible for severance payments and benefits (salary and benefits continuation) equal to one month of severance payments and benefits per each year of service to the Company (with a minimum benefit of 6 months) up to a maximum of 12 months. Executives, including our NEOs, who are eligible to receive payments under our Executive Retirement Plan are not also eligible to receive payments and benefits under the Employee Severance Pay Plan.

Our Equity Award Grant Practices

With respect to awards made after January 1, 2008, the Company makes annual equity awards in February, in order to give the Compensation Committee the benefit of a completed year of performance prior to making grants. The February meeting typically falls during the open trading window following the release of our earnings results. In the event that a February meeting does not fall within an open window period, the equity award is granted as of the first business day of the next open window period. In addition, promotion, special recognition and retention awards are granted on the first business day of the next open window period following approval by the Compensation Committee. New hire awards for non-executive officers are approved by the CEO (pursuant to applicable equity award guidelines for each job position) under the authority delegated to him by the Compensation Committee and are effective on the later of the date of hire or the CEO’s approval. New hire awards for executive officers require approval of the Compensation Committee. All stock options are granted with an exercise price equal to the closing price of our common stock on the date of grant. We have not engaged in the practice of granting discounted stock options or backdating our stock options.

COMPENSATION COMMITTEE REPORT

The Executive Compensation and Human Resources Committee of the Board of Directors of Boston Scientific has reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

THE COMPENSATION COMMITTEE

Warren B. Rudman, Chairman
John E. Pepper

Ray J. Groves
Kristina M. Johnson

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our NEOs for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006. For a narrative description of material factors helpful to an understanding of the information disclosed in the table below, see the Compensation Discussion & Analysis beginning on page 20.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
James R. Tobin* President and Chief Executive Officer	2008	$989,572	$0	$6,121,370	$187,484	$885,664	$260,212	$220,499	$8,664,801
	2007	$959,805	$0	$6,104,645	$639,388	$710,867	$262,589	$334,518	$9,011,812
	2006	$922,576	$0	$5,102,711	$1,398,787	$324,100	$300,570	$311,822	$8,360,566
Sam R. Leno(8) Executive Vice President of Finance and Information Systems and Chief Financial Officer	2008	$621,721	$0	$1,732,968	$3,185,693	$556,875	$110,850	$113,148	$6,321,255
	2007	$345,205	$0	$910,381	$1,570,690	$530,388	$63,920	$893,664	$4,314,248
	2006	—	—	—	—	—	—	—	—

Fredericus A. Colen Executive Vice President and Group President, CRM	2008	$566,066	$0	$1,168,517	$2,270,355	$465,548	$228,664	$93,435	$4,792,585
	2007	$534,632	$0	$405,081	$683,118	$472,101	$197,773	$97,762	$2,390,467
	2006	$488,341	$0	$960,206	$1,547,955	$469,500	$198,530	$108,772	$3,773,304
William F. McConnell Jr.(8) Senior Vice President for Sales, Marketing and Business Strategies, CRM	2008	$428,033	$207,500	$786,398	$995,613	$335,239	$118,740	$45,967	$2,917,490
	2007	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—
David W. McFaul(8) Senior Vice President, International	2008	$404,344	$0	$249,220	$1,242,823	$300,713	$596,682	$991,085	$3,784,867
	2007	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—
Paul A. LaViolette** Former Chief Operating Officer	2008	$746,721	$0	$2,327,991	$3,295,772	$675,000	$218,795	$7,441,567	$14,705,846
	2007	$716,274	$0	$441,931	$950,776	$640,886	$264,819	$147,035	$3,161,721
	2006	$660,000	$0	$447,556	$1,431,543	$616,400	$263,334	$144,726	$3,563,559
Paul W. Sandman(8)*** Former Executive Vice President and General Counsel	2008	$80,219	$0	$636,965	$493,355	$57,974	$0	$1,550,321	$2,818,834
	2007	—	—	—	—	—	—	—	—
	2006	$460,027	$400,000	$358,242	$938,726	$344,600	$224,265	$133,797	$2,859,657

*	The amounts included in the “Stock Awards” and “Total” columns for Mr. Tobin include $4,528,760 of compensation cost we recognized for financial reporting purposes in 2008 in accordance with Statement of Financial Accounting Standards No. 123(R) for the 2,000,000 share performance-based deferred stock unit award we granted him on February 28, 2006. Since the share price performance goals associated with this award have not been met, no deferred stock units have vested and thus the realized value of those deferred stock units at December 31, 2008 is $0. For more detailed information about the vesting requirements and performance criteria for this deferred stock unit award, see footnote 10 to the Potential Payments upon Termination or Change in Control Tables on page 63.
**	Mr. LaViolette retired from the Company on December 31, 2008.
***	Mr. Sandman retired from the Company on February 29, 2008.
(1)	Base salaries for our executive officers are effective for one year starting in mid-February of each year. The amounts listed in this column for 2008 reflect an amount calculated by prorating 2007 salaries from January 1, 2008 through mid-February 2008 and 2008 salaries for the remainder of the year. These figures will differ from those in the Compensation Discussion & Analysis section, which lists amounts actually approved by the Compensation Committee. Mr. Sandman’s salary in 2008 is through his retirement date of February 29, 2008.
(2)	Messrs. Colen, McConnell and McFaul, along with other executives, were each awarded a retention bonus in February 2008. The executives, including these NEOs, were permitted to select the form of award among a combination of stock options, deferred stock units and cash. The amount in this column for Mr. McConnell in 2008 represents the amount of his retention award he elected to take in cash. For information as to the amount of their respective awards Messrs. Colen, McConnell and McFaul elected to take in stock options and deferred stock units, see Grants of Plan Based Awards on page 43. For additional information about these retention awards see the Compensation Discussion & Analysis section titled “Other/Special Recognition Awards” on page 33.
(3)	The amounts included in the “Stock Awards” column represent the compensation cost we recognized for financial reporting purposes in each year for deferred stock unit awards granted in the relevant year and in prior periods in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of our valuation assumptions for 2008 figures, see Note N to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2008. Please see the Grants of Plan Based Awards Table on page 43 for more information regarding the stock awards we granted in 2008. For a discussion of our valuation assumptions for 2007 and 2006 figures, see Note N and Note L to our consolidated financial statements included in our annual report on Form 10-K for the years ended December 31, 2007 and December 31, 2006, respectively.
(4)	The amounts included in the “Option Awards” column represent the compensation cost we recognized for financial reporting purposes in each year for stock option awards granted in the relevant year and in prior periods in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of the valuation assumptions for 2008 figures, see Note N to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2008. Please see the Grants of Plan Based Awards Table on page 43 for more information regarding the option awards we granted in 2008. For a discussion of our valuation assumptions for 2007 and 2006 figures, see Note N and Note L to our consolidated financial statements included in our annual report on Form 10-K for the years ended December 31, 2007 and December 31, 2006, respectively.
(5)	Amounts in the “Non-Equity Incentive Plan Compensation” column represent cash payments made in February 2009 for our NEOs’ 2008 performance under the Boston Scientific 2008 Performance Incentive Plan.
(6)	The amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the change in the actuarial present value of the accumulated benefit under our Executive Retirement Plan for each fiscal year end as compared to the prior fiscal year end. Please see the Pension Benefits Table on page 49 for more information regarding the accrued benefits for each NEO under this plan. Amounts from the Nonqualified Deferred Compensation Table found on page 51 are not reflected in this column since the earnings or losses for our 401(k) Excess Benefit Plan were neither above market nor preferential.
(7)	The amounts shown for 2008 in the “All Other Compensation” column are comprised of the following components:

Name	Match (401(k) Plan) (a)	Executive Allowance (b)	Personal Use of Aircraft (c)	Term Life Insurance (d)	Other Life Insurance Premium (e)	Relocation (f)	Severance Payments Upon Termination (g)	Total All Other Compensation
James R. Tobin	$13,800	$25,000	$172,975	$7,920	$—	$—	—	$219,695
Sam R. Leno	$13,800	$25,000	$18,620	$7,524	$—	$47,400	—	$112,344
Fredericus A. Colen	$13,800	$25,000	$—	$—	$54,595	$—	—	$93,395
Williams F. McConnell Jr.	$13,800	$25,000	$—	$6,363	$—	$—	—	$45,163
David McFaul	$13,800	$25,000	$—	$2,522	$—	$948,959	—	$990,281
Paul A. LaViolette*	$13,800	$12,500	$—	$403	$91,051	$—	$7,254,000	$7,441,527	(h)
Paul W. Sandman**	$5,631	$4,167	$—	$—	$76,514	$—	$1,464,002	$1,550,314	(i)

*	Mr. LaViolette retired from the Company on December 31, 2008.
**	Mr. Sandman retired from the Company on February 29, 2008.

(a)	The amounts shown in this column represent matching contributions for each NEO under our 401(k) Retirement Savings Plan. All individual and matching contributions to the 401(k) Retirement Savings Plan are fully vested upon contribution. Mr. Sandman’s amount was prorated because he retired from the Company on February 29, 2008.
(b)	Pursuant to our Executive Allowance Plan, we provide a cash allowance to eligible executives in lieu of perquisites typically provided by other companies, such as company cars, health care costs not otherwise covered or tax planning services, which we do not provide to our executives. Under this plan, our executive officers receive $25,000 per year, which is not specifically allocated to any particular item and they are entitled to spend it in their discretion. Mr. Sandman’s amount was prorated because he retired from the Company on February 29, 2008. Mr. LaViolette’s amount was prorated because he retired from the Executive Committee on June 30, 2008. For additional information about our Executive Allowance Plan, see the Compensation Discussion & Analysis section titled “Executive Allowance” on page 34.
(c)	The amounts reflected in the “Personal Use of Corporate Aircraft” column represent the incremental costs to us for Messrs. Tobin’s and Leno’s personal use of our corporate aircraft (including a $8,613 gross-up amount for Mr. Leno to cover tax-related obligations). We calculate the incremental cost to us by dividing the number of miles the corporate aircraft has flown per month by the associated monthly variable operating costs for the corporate aircraft, including the “dead head” costs of flying the aircraft to and from locations for personal use. This dollar per mile amount is then multiplied by the number of miles flown for personal use of the aircraft during the month. Since the corporate aircraft is used predominately for business travel, we do not include the monthly fixed operating costs, such as pilot salary, general taxes and insurance, in the incremental cost calculation. Incremental cost does not include amounts attributable to the NEO for increased income taxes we incurred in 2008 as a result of disallowed deductions related to that personal use under IRS rules. For 2008, the reflected amounts exclude $209,079 of disallowed deduction attributable to Mr. Tobin and $26,207 of disallowed deduction attributable to Mr. Leno for personal use of the aircraft by them and certain family members in 2008, respectively. In addition, in 2008 $26,697 of disallowed deduction was attributable to Mr. LaViolette for his personal use of the aircraft in December 2007 because we calculate disallowed deductions for tax purposes from December 1 of the previous tax year through November 30th of the current tax year. The incremental costs to us for Mr. LaViolette’s personal use of the aircraft in December 2007 were disclosed in our 2008 proxy statement.
(d)	Amounts in the “Term Life Insurance” column include premiums and the imputed income attributable to Messrs. Tobin, Leno, McConnell, McFaul and LaViolette for term life insurance. Mr. LaViolette’s amount is prorated because in March 2008 he elected to terminate his election to receive additional coverage under the Term Life Insurance policy. For each of Messrs. Tobin, Leno, McConnell and McFaul, the premium paid was $804. For Messrs. Colen and LaViolette, the premium paid was $40. For Mr. Sandman, the premium paid was $7.
(e)	Amounts in the “Other Life Insurance Premium” column represent amounts paid to certain of the NEOs to fund premiums for universal life insurance and imputed income related to our termination of a previously established split dollar life insurance program. The amounts include a “gross-up” amount to cover related tax obligations: $26,961 for Mr. Colen, $41,494 for Mr. LaViolette and $38,791 for Mr. Sandman.
(f)	Amounts in this column represent a cost of living allowance paid to Mr. Leno pursuant to our Executive Relocation Policy and relocation costs paid to Mr. McFaul pursuant to our Temporary International Assignment Repatriation Policy. The amount reflected for Mr. McFaul includes a $284,562 gross-up amount to cover related tax obligations. For additional information about our Executive Relocation Policy and our Temporary International Assignment Repatriation Policy, see the Compensation Discussion & Analysis section titled “Relocation” on page 34.
(g)	The amounts in the “Severance Payments Upon Termination” column represents the severance payments made to Mr. Sandman upon his February 29, 2008 retirement pursuant to our Executive Retirement Plan and the aggregate payment to be made to Mr. LaViolette pursuant to his Transition and Separation Agreement. In January 2009, Mr. LaViolette received an initial separation payment of $5,440,500. The balance of $1,813,500 will be paid to Mr. LaViolette in January 2010, subject to his continued compliance with his Transition and Separation Agreement. For additional information about our Executive Retirement Plan, see the Compensation Discussion & Analysis section titled “Our Post-Employment and Change in Control Arrangements” on page 35 and the Pension Benefits table on page 49. For additional information on Mr. LaViolette’s Transition and Separation Agreement, see the Compensation Discussion & Analysis section titled “Executive Retirement” on page 36.
(h)	Included in this total, among other items disclosed in columns (a) through (f), is (i) $25,000 the Company paid to a qualified financial planning advisor on behalf of Mr. LaViolette in connection with his Transition and Separation Agreement, (ii) $44,773 paid to Mr. LaViolette for legal fees associated with negotiation of his Transition and Separation Agreement, of which $14,773 represents a gross-up to cover related tax obligations, and (iii) the severance payment reported in “Severance Payments Upon Termination” and described in footnote (g).
(i)	Included in this total, among other items disclosed in columns (a) through (f), is $5,943 paid to Mr. Sandman for accrued vacation not taken prior to his retirement on February 29, 2008 and the severance payment reported in “Severance Payments Upon Termination” and described in footnote (g).
(8)	These executive officers were not NEOs for each of the three years reported in this table. In accordance with SEC rules, we are reporting data only for the years in which these executive officers were NEOs.

GRANTS OF PLAN BASED AWARDS

The table below shows each grant of an award made to an NEO under any plan during the year ended December 31, 2008. For a narrative description of material factors helpful for an understanding of the information in the table below, see the Compensation Discussion & Analysis beginning on page 20.

			Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James R. Tobin			$0	$1,192,800	$3,578,400	—	—	—
Sam R. Leno			$0	$468,750	$1,406,250	—	—	—
	2/12/08	(3)							54,912			$687,498
	2/12/08	(3)								468,750	$12.52	$2,071,875
Fredericus A. Colen			$0	$427,500	$1,282,500	—	—	—
	2/12/08	(3)							29,952			$374,999
	2/12/08	(4)							26,957			$337,502
	2/12/08	(3)								255,682	$12.52	$1,130,114
	2/12/08	(4)								76,705	$12.52	$339,036
	7/29/08								22,917			$275,004
	7/29/08									189,220	$12.00	$824,999
William F. McConnell, Jr.			$0	$322,500	$967,500	—	—	—
	2/12/08	(3)							19,968			$249,999
	2/12/08	(4)							16,573			$207,494
	2/12/08	(3)								170,455	$12.52	$753,411
David McFaul			$0	$303,750	$911,250	—	—	—
	2/12/08	(3)							13,978			$175,005
	2/12/08	(3)								119,318	$12.52	$527,386
	2/12/08	(4)								136,364	$12.52	$602,729
Paul A. LaViolette(5)*			$0	$675,000	$675,000
	2/12/08	(3)							59,904			$749,998
	2/12/08	(3)								511,364	$12.52	$2,260,229
Paul W. Sandman(6)**			$0	$57,974	$57,974

*	Mr. LaViolette retired from the Company on December 31, 2008.
**	Mr. Sandman retired from the Company on February 29, 2008.
(1)	These columns reflect threshold, target and maximum payouts under the Performance Incentive Plan for 2008. Because of the quality component of 2008 Performance Incentive Plan, the threshold is $0.00. The actual amount earned by each NEO is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information about our Performance Incentive Plan is included in the Compensation Discussion & Analysis beginning on page 20.
(2)	These columns reflect the number of deferred stock units and stock options granted under our 2000 and 2003 Long-Term Incentive Plans during 2008. These awards are also described in the Outstanding Equity Awards at Fiscal Year-End Table on page 45.
(3)	This award was granted as part of our annual merit review process.
(4)	This award represents the amount of retention award elected to be taken in deferred stock units or stock options, as appropriate. For information regarding the amount of retention award elected to be taken in cash by Mr. McConnell, see the Summary Compensation Table on page 39. For additional information about these retention awards, see the Compensation Discussion & Analysis section titled “Other/Special Recognition Awards” on page 33.

(5)	Mr. LaViolette retired from the Company on December 31, 2008 and was guaranteed a Performance Incentive Plan award of $675,000 pursuant to the terms of his Transition and Separation Agreement. For discussion of the payments and benefits payable to Mr. LaViolette in connection with his retirement, please see the description of his Transition and Separation Agreement in the Compensation Discussion & Analysis section titled “Our Post-Employment and Change in Control Arrangments” on page 35.
(6)	Mr. Sandman received a prorated bonus because he retired from the Company on February 29, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

This table shows unexercised options, stock that has not vested and equity incentive plan awards for each NEO outstanding as of December 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(1)
James R. Tobin	2,000,000				$17.00	3/17/09
	180,000				$14.1563	5/9/10
	130,000				$8.50	7/25/10
	90,000				$12.50	12/17/11
	200,000				$21.78	2/25/13
	200,000				$33.80	12/16/13
	168,750	56,250	(2)		$34.29	1/3/15
							125,000	(3)	$967,500
										400,000	(4)	$3,096,000
Sam R. Leno	375,000	1,125,000	(5)		$15.91	6/5/17
	0	468,750	(6)		$12.52	2/12/18
							400,000	(7)	$3,096,000
							54,912	(8)	$425,019
Fredericus A. Colen	10,000				$7.905	2/27/11
	25,000				$8.99	7/17/11
	28,174				$12.50	12/17/11
	120,000				$21.255	12/9/12
	60,000				$34.79	12/11/13
	45,000	15,000	(2)		$34.29	1/3/15
	40,000	60,000	(9)		$26.89	7/1/15
	65,000	65,000	(10)		$21.93	5/8/16
	0	255,682	(6)		$12.52	2/12/18
	0	76,705	(11)		$12.52	2/12/18
	0	189,220	(12)		$12.00	7/29/18
							24,000	(13)	$185,760
							34,125	(14)	$264,128
							29,952	(8)	$231,828
							26,957	(15)	$208,647
							22,917	(16)	$177,378
William F. McConnell, Jr.	186,446				$15.06	1/15/09
	186,446				$14.30	1/14/10
	186,446				$13.23	1/15/11
	57,547				$17.61	4/01/14
	61,750	61,750	(10)		$21.93	5/08/16
	0	170,455	(6)		$12.52	2/12/18
							31,575	(14)	$244,391
							24,150	(14)	$186,921
							42,056	(17)	$325,513
							36,187	(18)	$280,087
							19,968	(8)	$154,552
							16,573	(15)	$128,275

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(1)
David McFaul	6,000				$17.875	4/19/09
	4,000				$14.1563	5/09/10
	4,000				$8.50	7/25/10
	15,000				$12.95	12/11/11
	7,500				$12.50	12/17/11
	19,800				$21.255	12/09/12
	5,100	5,100	(10)		$21.93	5/08/16
	14,324	14,326	(19)		$15.91	10/31/16
	0	119,318	(6)		$12.52	2/12/18
	0	136,364	(11)		$12.52	2/12/18
							9,840	(13)	$76,162
							2,625	(14)	$20,318
							7,935	(20)	$61,417
							805	(21)	$6,231
							1,577	(22)	$12,206
							1,905	(22)	$14,745
							7,107	(23)	$55,008
							37,330	(24)	$288,934
							13,978	(8)	$108,190
Paul A. LaViolette*	80,000				$17.875	4/19/09
	120,000				$14.1563	5/9/10
	120,000				$8.50	7/25/10
	250,000				$6.125	12/6/10
	60,000				$12.50	12/17/11
	120,000				$21.255	12/9/12
	75,000				$34.79	12/11/13
	100,000				$34.29	1/3/15
	250,000				$26.89	7/1/15
	511,364				$12.52	2/12/18
Paul W. Sandman**	40,000				$17.875	4/19/09
	100,000				$14.1563	5/09/10
	25,000				$8.50	7/25/10
	50,000				$12.50	12/17/11
	120,000				$21.255	12/09/12
	60,000				$34.79	12/11/13
	60,000				$34.29	1/03/15
	100,000				$26.89	7/01/15
	25,500				$20.60	5/17/16

*	Mr. LaViolette retired from the Company on December 31, 2008.
**	Mr. Sandman retired from the Company on February 29, 2008.
(1)	The amounts reflected as Market Value are based on the closing price of our common stock ($7.74) on December 31, 2008, the last business day of 2008, as reported on the New York Stock Exchange.
(2)	These stock options represent the balance of stock options granted on January 3, 2005 and will vest on January 3, 2009.

(3)	These deferred stock units represent the balance of deferred stock units awarded on February 28, 2006 and will vest on December 31, 2009, contingent on continued employment as of such date. The shares will be issued to Mr. Tobin during the seventh month following separation of service with us.
(4)	On February 28, 2006, Mr. Tobin was awarded an opportunity to receive up to 2,000,000 performance-based deferred stock units that would vest in equal installments on December 31, 2008 and December 31, 2009 provided certain performance conditions have been satisfied. Deferred stock units that did not vest on December 31, 2008 may vest on December 31, 2009 provided the 2009 performance conditions are satisfied. No deferred stock units vested on December 31, 2008. In accordance with SEC rules, the number of unearned shares represents the lowest award level which has not yet been earned. The number of shares reflected in this column reflects the threshold award level since the minimum performance condition has not yet been satisfied. See further description of this award in the table for Mr. Tobin under Potential Payments Upon Termination or Change in Control beginning on page 53.
(5)	These stock options represent the balance of stock options granted on June 5, 2007, which will vest in three equal annual installments beginning on June 5, 2009.
(6)	These stock options were granted on February 12, 2008 and will vest in four equal annual installments beginning on February 12, 2009.
(7)	These deferred stock units represent the balance of deferred stock units awarded on June 5, 2007, which will vest in four equal annual installments beginning on June 5, 2009.
(8)	These deferred stock units were awarded on February 12, 2008 and will vest in five equal annual installments beginning on February 12, 2009.
(9)	These stock options represent the balance of stock options granted on July 1, 2005, which will vest in three equal annual installments beginning on July 1, 2009.
(10)	These stock options represent the balance of stock options granted on May 8, 2006, which will vest in two equal annual installments beginning on May 8, 2009.
(11)	These stock options were granted on February 12, 2008 and will vest in two equal annual installments beginning on February 12, 2009.
(12)	These stock options were granted on July 29, 2008 and will vest in four equal annual installments beginning on July 29, 2009.
(13)	These deferred stock units represent the balance of deferred stock units awarded on July 1, 2005, which will vest in three equal annual installments beginning on July 1, 2009.
(14)	These deferred stock units represent the balance of deferred stock units awarded on May 8, 2006, which will vest in three equal annual installments beginning on May 8, 2009.
(15)	These deferred stock units were awarded on February 12, 2008 and will vest in two equal installments beginning on February 12, 2009.
(16)	These deferred stock units were awarded on July 29, 2008 and will vest in five equal installments beginning on July 29, 2009.
(17)	These deferred stock units represent the balance of deferred stock units awarded on February 13, 2007, which will vest in four equal annual installments beginning on February 13, 2009.
(18)	These deferred stock units represent the balance of deferred stock units awarded on July 24, 2007, which will vest in four equal annual installments beginning on July 24, 2009.
(19)	These stock options represent the balance of stock options granted on October 31, 2006, which will vest in two equal annual installments beginning on October 31, 2009.
(20)	These deferred stock units represent the balance of deferred stock units awarded on October 31, 2006, which will vest in three equal annual installments beginning on October 31, 2009.
(21)	These deferred stock units represent the balance of deferred stock units awarded on June 20, 2007 and will vest on June 20, 2009.
(22)	These deferred stock units represent the balance of deferred stock units awarded on June 20, 2007, which will vest in two equal annual installments beginning on June 20, 2009.
(23)	These deferred stock units represent the balance of deferred stock units awarded on June 20, 2007, which will vest in three equal annual installments beginning on June 20, 2009.
(24)	These deferred stock units represent the balance of deferred stock units awarded on October 30, 2007, which will vest in four equal annual installments beginning on October 31, 2009.

OPTION EXERCISES AND STOCK VESTED

The stock options exercised by our NEOs and the deferred stock units that vested for our NEOs during the year ended December 31, 2008 are set forth in the following table.

Name	Number of Shares Acquired on Option Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James R. Tobin	450,000	$1,404,250	125,000	$967,500
Sam R. Leno	—	—	100,000	$1,380,000
Fredericus A. Colen	—	—	19,375	$253,130
William F. McConnell, Jr.	—	—	38,135	$496,748
David McFaul	—	—	21,044	$219,403
Paul A. LaViolette*	—	—	139,904	$1,171,857
Paul W. Sandman**	30,000	$35,175	40,700	$512,413

*	Mr. LaViolette retired from the Company on December 31, 2008.
**	Mr. Sandman retired from the Company on February 29, 2008.
(1)	The amounts shown in this column represent the number of shares acquired on exercise multiplied by the difference between the option exercise price and the market price on the date of exercise.
(2)	The amounts shown in this column represent the number of shares vesting multiplied by the market price on the date of vesting.

PENSION BENEFITS

All of our executive officers, including our NEOs, are eligible to participate in our Executive Retirement Plan. The Executive Retirement Plan is intended to provide a clear and consistent approach to managing executive retirements with a standard, mutually-understood separation and post-employment relationship. The plan provides retiring executive officers with a lump sum benefit of 2.5 months of salary for each year of service, up to a maximum of 36 months pay. As of December 31, 2008, the amounts are payable on the 181st day following retirement. However, effective January 1, 2009, the amounts are payable in the first payroll period after the last day of the six-month period following retirement. Receipt of payment is conditioned upon the retiring employees entering into a separation agreement with Boston Scientific, which would include a non-competition provision that protects us from the transfer of proprietary and business knowledge to competing companies. To be considered retired under the Executive Retirement Plan, an employee’s age plus his or her years of service with us must be at least 65 years (provided that the employee is at least 55 years old and has been with us for at least 5 years).

For retirement-eligible NEOs (Messrs. Tobin, Colen, McConnell and Sandman), the present value of accrued benefits is equivalent to the value of their lump sum benefit determined under the plan based on the NEO’s base salary and number of years of credited service as of December 31, 2008. For those NEOs not yet eligible for retirement (Messrs. Leno, McFaul and LaViolette), the amounts reflected represent their current accrued benefit based on the NEO’s salary and years of service as of December 31, 2008, discounted from the earliest retirement eligibility to December 31, 2008 using a discount rate of 6.25% per annum. This valuation methodology is consistent with the methodology we use for financial accounting purposes except that executives are assumed to remain employed at Boston Scientific until their earliest retirement age under the plan (or their age on December 31, if already eligible for retirement). For financial accounting purposes, the valuation considers the probability that the executives will achieve retirement age. Pursuant to the terms of his offer letter, Mr. Leno is eligible to receive benefits under the Executive Retirement Plan after 3 years of service.

The table below shows the present value of accumulated benefits payable to each of our NEOs, including the number of years of services credited to each NEO, under our Executive Retirement Plan as of December 31, 2008.

Name	Plan Name(1)	Number of Years of Credited Service (#)(2)	Present Value of Accumulated Benefits ($)(3)	Payments During Last Fiscal Year ($)
James R. Tobin	BSC Executive Retirement Plan	9.79	$2,027,369	$0
Sam R. Leno	BSC Executive Retirement Plan	1.58	$167,206	$0
Fredericus A. Colen	BSC Executive Retirement Plan	9.38	$1,113,876	$0
William F. McConnell, Jr.	BSC Executive Retirement Plan	10.33	$925,396	$0
David McFaul	BSC Executive Retirement Plan	13.32	$995,544	$0
Paul A. LaViolette(4)*	BSC Executive Retirement Plan	0	$1,757,779	$0
Paul W. Sandman(5)**	BSC Executive Retirement Plan	15.67	$0	$1,464,002

*	Mr. LaViolette retired from the Company on December 31, 2008.
**	Mr. Sandman retired from the Company on February 29, 2008.
(1)	Base salaries for our executive officers are effective for one year starting in mid-February of each year. The amounts listed in this column for 2008 reflect an amount calculated by prorating 2007 salaries from January 1, 2008 through mid-February 2008 and 2008 salaries for the remainder of the year. These figures will differ from those in the Compensation Discussion & Analysis beginning on page 20. Mr. Sandman’s salary in 2008 is through his retirement date of February 29, 2008.
(2)	The numbers of years of credited service reflect the NEO’s actual service with us. We do not credit additional years of service under the plan. Rather, the plan provides that the number of years of credited service is calculated through the NEO’s last day worked. Partially completed years of service are pro-rated based on calendar days, and calculated to the second decimal point.

(3)	For retirement-eligible NEOs (Messrs. Tobin, Colen, McConnell and Sandman), the amounts reflected in this column represent the value of their accrued benefit under the plan based on their base salary and number of years of credited service as of December 31, 2008, or in the case of Mr. Sandman, as of February 29, 2008, his retirement date. For NEOs not yet eligible for retirement under the plan (Messrs. Leno, McFaul and LaViolette), the amounts reflected in this column represent their accrued benefit under the plan based on their salary and number of years of service as of December 31, 2008 discounted from the earliest retirement eligibility date to December 31, 2008, using a discount rate of 6.25% per annum.
(4)	Mr. LaViolette retired from Boston Scientific on December 31, 2008, but was not eligible for retirement under the plan. Pursuant to the terms of Mr. LaViolette’s Transition and Separation Agreement, he agreed to forego any benefits under the plan to which he may have been entitled had he been eligible. For discussion of the payment and benefits payable to Mr. LaViolette in connection with his retirement, please see the description of his Transition and Separation Agreement in the Compensation Discussion & Analysis section titled “Our Post-Employment and Change in Control Arrangements” on page 35.
(5)	Mr. Sandman retired from Boston Scientific on February 29, 2008 and therefore had no accumulated benefit on December 31, 2008. Pursuant to the terms of the Executive Retirement Plan at the time, Mr. Sandman was paid a lump sum benefit of $1,464,002 on September 19, 2008, the 181st day following his retirement. For further discussion of our Executive Retirement Plan, please see the Compensation Discussion & Analysis section titled “Our Post-Employment and Change in Control Arrangements” beginning on page 35.

NONQUALIFIED DEFERRED COMPENSATION

In connection with a one-time contribution we made to our 401(k) Retirement Savings Plan for the benefit of our employees announced in September 2004, we adopted a 401(k) Excess Benefit Plan in June 2005. The 401(k) Excess Benefit Plan is a non-qualified deferred compensation plan designed to provide specific supplemental benefits to those employees who would have exceeded the 2004 IRS contribution limits if the special contribution had been made to their 401(k) plan accounts. Accordingly, the Excess Benefit Plan was established to accept the “overflow” contributions on behalf of participating employees, including our NEOs.

Investment choices under the 401(k) Excess Benefit Plan are generally identical to our 401(k) Retirement Savings Plan except that executive officers may not elect to invest in the BSC Stock Fund or the Vanguard Retirement Savings Trust. The investment elections are made by each participant and may be changed daily. Generally, a lump sum cash payment of their account balance under the plan is made to participants determined to be “specified employees,” including our NEOs, commencing no earlier than six months and one day following their “separation from service.”

Legacy Guidant also maintains an excess benefit plan, the Guidant Excess Benefit Plan-Savings, with respect to its Guidant Employee Savings and Stock Ownership Plan. The Guidant Excess Benefit Plan-Savings is a non-qualified deferred compensation plan designed to provide specific supplemental benefits to certain highly compensated employees who would have exceeded the IRS contribution limits if the contributions made by or on behalf of those employees had been made to their Guidant Employee Savings and Stock Ownership Plan accounts. Accordingly, the Guidant Excess Benefit Plan-Savings was established to accept the “overflow” contributions made by and on behalf of participating employees, including one of our NEOs.

Prior to June 1, 2008, investment choices under the Guidant Excess Benefit Plan-Savings were identical to those under the Guidant Employee Savings and Stock Ownership Plan. On and after June 1, 2008, the investment choices under the Guidant Excess Benefit Plan-Savings include notional investment options made available under the plan from time to time. Generally, five equal annual cash installment payments of their account balances under the plan are made to participants determined to be “specified employees,” including one of our NEOs, commencing no earlier than six months and one day following their “separation from service.”

The table below shows aggregate earnings and balances for each of our NEOs under our 401(k) Excess Benefit Plan and the Guidant Excess Benefit Plan-Savings as of December 31, 2008.

Name	Plan	Executive Contributions in the Last Fiscal Year ($)	Registrant Contributions in the Last Fiscal Year ($)	Aggregate Earning (Losses) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
James R. Tobin	BSC Excess Benefit	—	—	$(7,314)	—	$12,442
Sam R. Leno(3)	BSC Excess Benefit	—	—	—	—	—
Fredericus A. Colen	BSC Excess Benefit	—	—	$308	—	$17,218
William F. McConnell, Jr.(4)	BSC Excess Benefit	—	—	—	—	—
	GDT Excess Benefit	—	—	$(5,088)	—	$17,309
David McFaul	BSC Excess Benefit	—	—	$(758)	—	$1,068
Paul A. LaViolette*	BSC Excess Benefit	—	—	$(9,963)	—	$16,949
Paul W. Sandman**	BSC Excess Benefit	—	—	$(2,957)	$24,951	$0

*	Mr. LaViolette retired from the Company on December 31, 2008.
**	Mr. Sandman retired from the Company on February 29, 2008.
(1)	No portion of the amounts in this column are included in the Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column since the earnings or losses were neither above-market nor preferential.

(2)	No portion of the amounts in this column were included in the Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for previous years since the earnings or losses were neither above-market nor preferential.
(3)	Mr. Leno was not employed by us in 2004 when the one-time 401(k) contribution was made to our 401(k) Excess Benefit Plan.
(4)	Mr. McConnell was a Guidant employee in 2004 when the one-time 401(k) contribution was made to our 401(k) Excess Benefit Plan. Mr. McConnell participates in the Guidant Excess Benefit Plan-Savings.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive Retirement Plan.  All of our executive officers, including our NEOs, are eligible to participate in our Executive Retirement Plan. The Executive Retirement Plan is intended to provide a clear and consistent approach to managing executive retirements with a standard, mutually-understood separation and post-employment relationship. The Executive Retirement Plan, including the benefits payable to our executive officers upon “retirement” under the plan, are more fully described under the Compensation Discussion & Analysis section titled “Executive Retirement” beginning on page 36. The present value of amounts accrued under the Executive Retirement Plan at December 31, 2008 and valuation methodology are reflected in the Pension Benefits Table and accompanying text on page 49 and the change in the present value of those benefits from December 31, 2007 are reflected in the Summary Compensation Table on page 39 in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Consulting Arrangements.  The Executive Retirement Plan provides our CEO with the discretion to cause us to enter into consulting arrangements with our retiring executives, including our NEOs. The purpose of these consulting arrangements is to ensure smooth executive transitions, including prudent transfer of business knowledge as well as day to day project support, as needed. Consulting arrangements, including benefits payable to our retiring executives under these arrangements, are more fully described under the Compensation Discussion & Analysis section titled “Consulting Arrangements” on page 37. In 2008, we did not enter into consulting arrangements with any of our NEOs under this Plan.

Executive Life Insurance.  Certain of our executive officers receive payments equal to the premium for executive life insurance (plus “gross-up” amounts for tax purposes). These payments represent a buyout of a former split-dollar life insurance program, which has been closed to new participants since May 2004. Under this program, we will continue to make these payments to the participating executive officers following their retirement or termination (other than for cause) for a period ending on the tenth anniversary of the policy initiation date or, in some circumstances, such other date as would allow the policy to become self-funding. Three of our NEOs received executive life insurance payments (in lieu of Company-paid life insurance) in 2008 as reflected in the Summary Compensation Table on page 39 under the column All Other Compensation.

Retention Agreements.  Our key executives, including our NEOs, have Retention Agreements with us. The possibility of a change in control and the uncertainty that it may raise among our key executives as to their continued employment after or in connection with the change in control may result in the departure or distraction of our key executives. Accordingly, the purpose of these Retention Agreements is to retain our key executives and reinforce and encourage their continued attention and dedication during this potentially critical time, even if they fear that their employment will be terminated after or in connection with the change in control. These agreements, including the benefits provided under them in the event of certain involuntary terminations in connection with a change in control, are more fully described under the Compensation Discussion & Analysis section titled “Retention Agreements” on page 37.

Long-Term Incentive Plans.  Employees, including our NEOs, are eligible to receive equity awards under our Long Term Incentive Plans. Generally, equity awards granted to our executive officers, including our NEOs, under these Plans will become immediately exercisable in the event of a change in control or covered transaction. These plans are more fully described under the Compensation Discussion & Analysis section titled “Long-Term Incentive Plans” on page 37. In addition, our standard forms of agreements for equity awards to our executive officers, including our NEOs, generally provide that the equity awards will become immediately exercisable in the event of death, “disability” or “retirement.”

Performance Incentive Plan.  All of our salaried employees, including our NEOs, are eligible to participate in our Performance Incentive Plan. The purpose of our Performance Incentive Plan is to align the interests of our employees with those of the Company by providing incentives for the achievement of key business milestones and individual performance objectives. Participants generally must be employed by us on December 31 of the plan year in order to be eligible for their incentive performance award for that year. However, in the event of certain involuntary terminations without cause, death or “retirement,” participants may receive their performance incentive awards for the year on a prorated basis based on the percentage of the year the participant was employed by us and eligible to participate. Grants of performance incentive awards under our Performance Incentive Plan are reflected in the Summary Compensation Table on page 39 in the Non-Equity Incentive Compensation column.

Employee Severance Pay Plan.  All of our salaried employees are eligible to receive severance payments and benefits under our Employee Severance Pay Plan in the event of certain involuntary terminations. Under the plan, director level and above exempt employees, including our NEOs, are eligible for severance payments and benefits (salary and benefits continuation) equal to one month of severance payments and benefits per each year of service to us (with a minimum benefit of 6 months) up to a maximum of 12 months. Executives, including our NEOs, who are eligible to receive payments under our Executive Retirement Plan are not also eligible to receive payments and benefits under the Employee Severance Pay Plan.

Other Arrangements.  On June 30, 2008, Mr. LaViolette retired as our Chief Operating Officer and as a member of our Executive Committee, at which point he became a senior advisor to the Company. Due to the unique nature of Mr. LaViolette’s retirement as COO and his role as Senior Advisor, the Company entered into a Transition and Separation Agreement with Mr. LaViolette. Mr. LaViolette fully retired from the Company on December 31, 2008. Mr. LaViolette’s Transition and Separation Agreement, including the benefits payable to Mr. LaViolette under the agreement upon his retirement, are more fully described under the Compensation Discussion & Analysis section titled “Executive Retirement” beginning on page 36.

The following tables show potential payments to our NEOs under existing agreements, plans or other arrangements, for various scenarios involving a change in control or termination of employment, in each case assuming the termination date was December 31, 2008 and where applicable using the closing price of our common stock of $7.74 on that date (as reported on the NYSE).

James R. Tobin

	Termination for Cause(1)	Voluntary Termination(2)	Involuntary Termination Without Cause(3)	Termination Following Change in Control(4)	Disability		Death	Retirement
Payments Due Upon Termination:
Cash Severance
Base Salary	$0	$0	$0	$2,982,000	$		$0	$0
Bonus	$0	$0	$0	$3,578,440		$0	$0	$0
Pro-rata Target Bonus(5)	$0	$1,192,800	$1,192,800	$1,192,800		$1,192,800	$1,192,800	$1,192,800
Separation Payment	$0	$0	$0	$0		$0	$0	$0
Total Cash Severance	$0	$1,192,800	$1,192,800	$7,753,240		$1,192,800	$1,192,800	$1,192,800
Benefits & Perquisites
Executive Retirement Plan(6)	$0	$2,027,369	$2,027,369	$2,027,369		$2,027,369	$2,027,369	$2,027,369
Service Provider Payments	$0	$0	$0	$0		$0	$0	$0
Health and Welfare Benefits	$0	$0	$0	$38,234		$0	$0	$0
Post-Termination Life Insurance	$0	$0	$0	$2,412		$0	$0	$0
Executive Allowance	$0	$0	$0	$75,000		$0	$0	$0
Executive Life Payment(7)	$0	$0	$0	$0		$0	$0	$0
Total Benefits & Perquisites	$0	$2,027,369	$2,027,369	$2,143,015		$2,027,369	$2,027,369	$2,027,369
280G Tax Gross-Up	$0	$0	$0	$0		$0	$0	$0
Long-Term Incentives
Value of Accelerated Stock Options(8)	$0	$0	$0	$0		$0	$0	$0
Value of Accelerated Deferred Stock Units(9)	$0	$0	$0	$967,500		$967,500	$967,500	$0
Value of Accelerated Performance Shares(10)	$0	$0	$0	$0		$0	$0	$0
Total Value of Accelerated Equity Grants	$0	$0	$0	$967,500		$967,500	$967,500	$0
Total Value:
All Benefits	$ 0	$3,220,169	$3,220,169	$10,863,755		$4,187,669	$4,187,669	$3,220,169

Sam R. Leno

	Termination for Cause(1)	Voluntary Termination(2)	Involuntary Termination Without Cause(3)	Termination Following Change in Control(4)	Disability		Death	Retirement
Payments Due Upon Termination:
Cash Severance
Base Salary	$0	$0	$0	$1,875,000	$		$0	$0
Bonus	$0	$0	$0	$1,591,164		$0	$0	$0
Pro-rata Target Bonus(5)	$0	$468,750	$468,750	$468,750		$468,750	$468,750	$468,750
Separation Payment	$0	$0	$0	$0		$0	$0	$0
Total Cash Severance	$0	$468,750	$468,750	$3,934,914		$468,750	$468,750	$468,750
Benefits & Perquisites
Executive Retirement Plan(6)	$0	$0	$205,729	$205,729		$0	$0	$0
Service Provider Payments	$0	$0	$0	$0		$0	$0	$0
Health and Welfare Benefits	$0	$0	$0	$38,324		$0	$0	$0
Post-Termination Life Insurance	$0	$0	$0	$2,412		$0	$0	$0
Executive Allowance	$0	$0	$0	$75,000		$0	$0	$0
Executive Life Payment(7)	$0	$0	$0	$0		$0	$0	$0
Total Benefits & Perquisites	$0	$0	$205,729	$321,465		$0	$0	$0
280G Tax Gross-Up	$0	$0	$0	$2,351,283		$0	$0	$0
Long-Term Incentives
Value of Accelerated Stock Options(8)	$0	$0	$0	$0		$0	$0	$0
Value of Accelerated Deferred Stock Units(9)	$0	$0	$3,521,019	$3,521,019		$3,521,019	$3,521,019	$0
Value of Accelerated Performance Shares(10)	$0	$0	$0	$0		$0	$0	$0
Total Value of Accelerated Equity Grants	$0	$0	$3,521,019	$3,521,019		$3,521,019	$3,521,019	$0
Total Value:
All Benefits	$ 0	$468,750	$4,195,498	$10,128,681		$3,989,769	$3,989,769	$468,750

Fredericus A. Colen

	Termination for Cause(1)	Voluntary Termination(2)	Involuntary Termination Without Cause(3)	Termination Following Change in Control(4)	Disability		Death	Retirement
Payments Due Upon Termination:
Cash Severance
Base Salary	$0	$0	$0	$1,710,000	$		$0	$0
Bonus	$0	$0	$0	$1,416,302		$0	$0	$0
Pro-rata Target Bonus(5)	$0	$427,500	$427,500	$427,500		$427,500	$427,500	$427,500
Separation Payment	$0	$0	$0	$0		$0	$0	$0
Total Cash Severance	$0	$427,500	$427,500	$3,553,802		$427,500	$427,500	$427,500
Benefits & Perquisites
Executive Retirement Plan(6)	$0	$1,113,876	$1,113,876	$1,113,876		$1,113,876	$1,113,876	$1,113,876
Service Provider Payments	$0	$0	$0	$0		$0	$0	$0
Health and Welfare Benefits	$0	$0	$0	$30,450		$0	$0	$0
Post-Termination Life Insurance	$0	$0	$0	$120		$0	$0	$0
Executive Allowance	$0	$0	$0	$75,000		$0	$0	$0
Executive Life Payment(7)	$0	$54,595	$54,595	$54,595		$54,595	$0	$54,595
Total Benefits & Perquisites	$0	$1,168,471	$1,168,471	$1,274,041		$1,168,471	$1,113,876	$1,168,471
280G Tax Gross-Up	$0	$0	$0	$0		$0	$0	$0
Long-Term Incentives
Value of Accelerated Stock Options(8)	$0	$0	$0	$0		$0	$0	$0
Value of Accelerated Deferred Stock Units(9)	$0	$0	$0	$1,067,741		$1,067,741	$1,067,741	$1,067,741
Value of Accelerated Performance Shares(10)	$0	$0	$0	$0		$0	$0	$0
Total Value of Accelerated Equity Grants	$0	$0	$0	$1,067,741		$1,067,741	$1,067,741	$1,067,741
Total Value:
All Benefits	$ 0	$1,595,971	$1,595,971	$5,895,584		$2,663,712	$2,609,117	$2,663,712

William F. McConnell, Jr.

	Termination for Cause(1)	Voluntary Termination(2)	Involuntary Termination Without Cause(3)	Termination Following Change in Control(4)	Disability		Death	Retirement
Payments Due Upon Termination:
Cash Severance
Base Salary	$0	$0	$0	$1,290,000	$		$0	$0
Bonus	$0	$0	$0	$997,749		$0	$0	$0
Pro-rata Target Bonus(5)	$0	$322,500	$322,500	$322,500		$322,500	$322,500	$322,500
Separation Payment	$0	$0	$0	$0		$0	$0	$0
Total Cash Severance	$0	$322,500	$322,500	$2,610,249		$322,500	$322,500	$322,500
Benefits & Perquisites
Executive Retirement Plan(6)	$0	$925,396	$925,396	$925,396		$925,396	$925,396	$925,396
Service Provider Payments	$0	$0	$0	$0		$0	$0	$0
Health and Welfare Benefits	$0	$0	$0	$31,670		$0	$0	$0
Post-Termination Life Insurance	$0	$0	$0	$2,412		$0	$0	$0
Executive Allowance	$0	$0	$0	$75,000		$0	$0	$0
Executive Life Payment(7)	$0	$0	$0	$0		$0	$0	$0
Total Benefits & Perquisites	$0	$925,396	$925,396	$1,034,478		$925,396	$925,396	$925,396
280G Tax Gross-Up	$0	$0	$0	$0		$0	$0	$0
Long-Term Incentives
Value of Accelerated Stock Options(8)	$0	$0	$0	$0		$0	$0	$0
Value of Accelerated Deferred Stock Units(9)	$0	$0	$0	$1,319,740		$1,319,740	$1,319,740	$1,319,740
Value of Accelerated Performance Shares(10)	$0	$0	$0	$0		$0	$0	$0
Total Value of Accelerated Equity Grants	$0	$0	$0	$1,319,740		$1,319,740	$1,319,740	$1,319,740
Total Value:
All Benefits	$ 0	$1,247,896	$1,247,896	$4,964,467		$2,567,636	$2,567,636	$2,567,636

David McFaul

	Termination for Cause(1)	Voluntary Termination(2)	Involuntary Termination Without Cause(3)	Termination Following Change in Control(4)	Disability		Death	Retirement
Payments Due Upon Termination:
Cash Severance
Base Salary	$0	$0	$0	$1,215,000	$		$0	$0
Bonus	$0	$0	$0	$911,250		$0	$0	$0
Pro-rata Target Bonus(5)	$0	$303,750	$303,750	$303,750		$303,750	$303,750	$0
Separation Payment	$0	$0	$0	$0		$0	$0	$0
Total Cash Severance	$0	$303,750	$303,750	$2,430,000		$303,750	$303,750	$0
Benefits & Perquisites
Executive Retirement Plan(6)	$0	$0	$0	$0		$0	$0	$0
Service Provider Payments	$0	$0	$0	$0		$0	$0	$0
Health and Welfare Benefits	$0	$0	$0	$37,163		$0	$0	$0
Post-Termination Life Insurance	$0	$0	$0	$2,412		$0	$0	$0
Executive Allowance	$0	$0	$0	$75,000		$0	$0	$0
Executive Life Payment(7)	$0	$0	$0	$0		$0	$0	$0
Total Benefits & Perquisites	$0	$0	$0	$114,575		$0	$0	$0
280G Tax Gross-Up	$0	$0	$0	$0		$0	$0	$0
Long-Term Incentives
Value of Accelerated Stock Options(8)	$0	$0	$0	$0		$0	$0	$0
Value of Accelerated Deferred Stock Units(9)	$0	$0	$0	$643,209		$643,209	$643,209	$0
Value of Accelerated Performance Shares(10)	$0	$0	$0	$0		$0	$0	$0
Total Value of Accelerated Equity Grants	$0	$0	$0	$643,209		$643,209	$643,209	$0
Total Value:
All Benefits	$ 0	$303,750	$303,750	$3,187,784		$946,959	$946,959	$ 0

Paul A. LaViolette*

	Termination for Cause(1)	Voluntary Termination(2)	Involuntary Termination Without Cause(3)	Termination Following Change in Control(4)	Disability	Death	Retirement
Payments Due Upon Termination:
Cash Severance
Base Salary	$—	$—	$—	$—	$—	$—	$0
Bonus	$—	$—	$—	$—	$—	$—	$0
Pro-rata Target Bonus(5)	$—	$—	$—	$—	$—	$—	$675,000
Separation Payment	$—	$—	$—	$—	$—	$—	$7,254,000	(12)
Total Cash Severance	$—	$—	$—	$—	$—	$—	$7,929,000
Benefits & Perquisites
Executive Retirement Plan(6)	$—	$—	$—	$—	$—	$—	$0
Service Provider Payments	$—	$—	$—	$—	$—	$—	$69,733	(13)
Health and Welfare Benefits	$—	$—	$—	$—	$—	$—	$0
Post-Termination Life Insurance	$—	$—	$—	$—	$—	$—	$0
Executive Allowance	$—	$—	$—	$—	$—	$—	$0
Executive Life Payment(7)	$—	$—	$—	$—	$—	$—	$91,401
Total Benefits & Perquisites	$—	$—	$—	$—	$—	$—	$161,134
280G Tax Gross-Up	$—	$—	$—	$0	$—	$—	$0
Long-Term Incentives
Value of Accelerated Stock Options(8)	$—	$—	$—	$—	$—	$—	$0
Value of Accelerated Deferred Stock Units(9)	$—	$—	$—	$—	$—	$—	$928,057
Value of Accelerated Performance Shares(10)	$—	$—	$—	$—	$—	$—	$0
Total Value of Accelerated Equity Grants	$—	$—	$—	$—	$—	$—	$928,057
Total Value:
All Benefits	$—	$—	$—	$—	$—	$—	$9,018,191

*	Amounts in this table reflect payments actually paid or payable to Mr. LaViolette upon his December 31, 2008 retirement from the Company.

Paul W. Sandman**

	Termination for Cause(1)	Voluntary Termination(2)	Involuntary Termination Without Cause(3)	Termination Following Change in Control(4)	Disability	Death	Retirement
Payments Due Upon Termination:
Cash Severance
Base Salary	$—	$—	$—	$—	$—	$—	$0
Bonus	$—	$—	$—	$—	$—	$—	$0
Pro-rata Target Bonus(5)	$—	$—	$—	$—	$—	$—	$57,974
Separation Payment	$—	$—	$—	$—	$—	$—	$0
Total Cash Severance	$—	$—	$—	$—	$—	$—	$57,974
Benefits & Perquisites
Executive Retirement Plan(6)	$—	$—	$—	$—	$—	$—	$1,464,002
Service Provider Payments	$—	$—	$—	$—	$—	$—	$0
Health and Welfare Benefits	$—	$—	$—	$—	$—	$—	$0
Post-Termination Life Insurance	$—	$—	$—	$—	$—	$—	$0
Executive Allowance	$—	$—	$—	$—	$—	$—	$0
Executive Life Payment(7)	$—	$—	$—	$—	$—	$—	$76,421
Total Benefits & Perquisites	$—	$—	$—	$—	$—	$—	$1,540,423
280G Tax Gross-Up	$—	$—	$—	$0	$—	$—	$0
Long-Term Incentives
Value of Accelerated Stock Options(8)	$—	$—	$—	$—	$—	$—	$0
Value of Accelerated Deferred Stock Units(9)	$—	$—	$—	$—	$—	$—	$512,413
Value of Accelerated Performance Shares(10)	$—	$—	$—	$—	$—	$—	$0
Total Value of Accelerated Equity Grants	$—	$—	$—	$—	$—	$—	$512,413
Total Value:
All Benefits	$—	$—	$—	$—	$—	$—	$2,110,810

**	Amounts in this table reflect payments actually paid or payable to Mr. Sandman upon his February 29, 2008 retirement from the Company.
(1)	Employees, including NEOs, are not entitled to any benefits upon termination for cause. All unvested stock options and deferred stock units, as well as all vested but unexercised stock options are forfeited as of the date of termination. For a definition of cause, see the Compensation Discussion & Analysis section titled “Retention Agreements” on page 37.
(2)	Amounts in this column represent benefits payable upon voluntary termination by the NEO on December 31, 2008.
(3)	Amounts in this column represent benefits payable upon involuntary termination by us on December 31, 2008 (other than termination for cause or in connection with a change in control). NEOs other than Mr. LaViolette who are not eligible to receive payments under our Executive Retirement Plan are eligible to receive payments and benefits under our Employee Severance Pay Plan in the event of certain involuntary terminations. Our Employee Severance Pay Plan is available generally to all of our exempt employees in a manner that does not discriminate in scope, terms or operation in favor of our executive officers and therefore the payments and benefits available under this plan are not disclosed in these tables. Pursuant to the terms of Mr. LaViolette’s Transition and Separation Agreement, he agreed to forgo any benefits under the Employee Severance Pay Plan to which he may have been entitled.
(4)	Amounts in this column represent benefits payable under our Retention Agreements following a termination on December 31, 2008 in connection with a change in control of the Company. Our Retention Agreements provide that in a change in control situation, the Bonus is 3 times the greater of the assumed on-plan bonus for the then current year or the prior year’s actual bonus. The actual 2007 bonuses paid to Messrs. Colen, Leno, and McConnell were greater than their respective assumed on-plan bonuses for 2008 and therefore the amounts in the Bonus row for them are based on their actual 2007 bonuses. For a further description of our Retention Agreements, see the Compensation Discussion & Analysis section titled “Retention Agreements” on page 37.
(5)	Amounts in the Pro-rata Target Bonus row represent the NEO’s assumed on-plan bonus for 2008 under our Performance Incentive Plan, which is equal to their incentive target amount under the plan. Under this plan, a NEO must be employed by the Company on December 31 of the plan year in order to be eligible to receive a bonus payment for that year; provided that in the event of certain involuntary terminations without cause, death or retirement, the Pro-rata Target Bonus amount will be paid on a pro-rated basis through the date of such termination. For a further description of our Performance Incentive Plan, see the Compensation Discussion & Analysis beginning on page 20.
(6)	Amounts in the Executive Retirement Plan row represent amounts earned under our Executive Retirement Plan, provided the NEO is eligible for benefits under the plan. For NEOs other than Mr. Leno, eligibility means that the sum of the executive officer’s age and years of service must equal 65, provided that the NEO is at least 55 years old and has completed at least 5 years of service with us. Messrs. LaViolette and McFaul have not met the eligibility thresholds for our Executive Retirement Plan. Pursuant to Mr. Leno’s offer letter, eligibility for Mr. Leno means completion of 3 years of service, generally, and immediately upon his involuntary termination without cause or in connection with a change in control. Mr. Leno has not yet completed 3 years of service with us. For a further description of our Executive Retirement Plan or Mr. Leno’s offer letter, see the Compensation Discussion & Analysis beginning on page 20.
(7)	Amounts in the Executive Life Payment row represent amounts paid to the NEO in 2008 for Executive Life Insurance in lieu of Company-paid life insurance, including a “gross-up” amount to cover related tax obligations. These payments continue until the earlier of death or a specified number of years and are not presently calculable. Messrs. LaViolette, Sandman and Colen participate in this program. The annual premium, the amount of gross-up to cover related tax obligations and the number of years remaining under each policy are listed in the table below.

Name	Annual Premium	2008 Tax Gross-Up	Remaining Years Under Policy
Paul A. LaViolette	$49,557	$41,844	13
Fredericus A. Colen	$27,634	$26,961	9
Paul W. Sandman	$37,723	$38,698	3
(8)	At December 31, 2008, the NEOs do not have any in-the-money unvested stock options.
(9)	The amounts related to acceleration of deferred stock units represent the value of the number of accelerated deferred stock units held by each NEO as of December 31, 2008, calculated by multiplying the number of accelerated deferred stock units by $7.74 (the closing price of our common stock on December 31, 2008) or in the case of Mr. Sandman by $12.59 (the closing price of our common stock on February 29, 2008, his retirement date).

(10)	On February 28, 2006, Mr. Tobin was awarded 2,000,000 performance-based deferred stock units that would be issued in equal installments on December 31, 2008 and December 31, 2009 provided that the performance criteria set forth below have been satisfied. Deferred stock units that did not vest on December 31, 2008 may vest December 31, 2009 if the 2009 performance criteria are reached:

Share Performance Price	% of Restriction That Lapse	12/31/08 Measurement Date	12/31/09 Measurement Date	Total Shares Earned
$75 and above	100%	1,000,000	1,000,000	2,000,000
$60	80%	800,000	800,000	1,600,000
$50	60%	600,000	600,000	1,200,000
$40	40%	400,000	400,000	800,000
$35	20%	200,000	200,000	400,000
Below $35	0%	0	0	0
(11)	In the event of termination resulting from Mr. Tobin’s disability, death, involuntary termination without cause or termination following a change in control, the number of shares to be issued to Mr. Tobin at the time under his performance share award will be determined in accordance with the performance criteria set forth above.
(12)	This amount represents (i) the $5,440,500 separation payment paid to Mr. LaViolette in January 2009 in connection with his Transition and Separation Agreement and (ii) the $1,813,500 separation payment payable to Mr. LaViolette in January 2010 in connection with his Transition and Separation Agreement, subject to his continued compliance with the terms of that agreement and the other agreements referred to therein. For a further description of Mr. LaViolette’s Transition and Separation Agreement, see the Compensation Discussion & Analysis beginning on page 20.
(13)	This amount represents (i) $44,773 paid to Mr. LaViolette for attorney’s fees in connection with the negotiation of his Transition and Separation Agreement, of which $14,773 represents a gross-up to cover tax-related obligations, and (ii) $25,000 paid by us directly to a qualified financial planning advisor in connection with Mr. LaViolette’s Transition and Separation Agreement. For a further description of Mr. LaViolette’s Transition and Separation Agreement, see the Compensation Discussion & Analysis beginning on page 20.

EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2008 relating to our equity compensation plans pursuant to which grants of options, deferred stock units, restricted stock grants or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders(1)	61,675,933	$10.98	(3)	94,625,384
Equity compensation plans not approved by security holders(2)	0	$0		0
Total	61,675,933	$10.98	(3)	94,625,384

(1)	Amounts include outstanding options under our 1992, 1995, 2000 and 2003 Long-Term Incentive Plans and our 1992 Non-Employee Directors’ Stock Option Plan. The amount in column (c) includes 13,272,165 shares available for purchase by employees under our Global Employee Stock Ownership Plan, which are not available for grant in any other form. Our 1992 Long-Term Incentive and 1992 Non-Employee Directors’ Stock Option Plans expired on March 31, 2002 and our 1995 Long-Term Incentive Plan expired on May 9, 2005, after which time grants were only issued under our 2000 and 2003 Long-Term Incentive Plans. As of December 31, 2008, there were 1,795,198 shares available for issuance under our 2000 Long-Term Incentive Plan and 79,558,021 shares available for issuance under our 2003 Long-Term Incentive Plan. Amounts in column (a) also include 24,653,971 shares awarded under our 2000 and 2003 Long-Term Incentive Plans in the form of deferred stock units and restricted stock.
(2)	We have acquired a number of companies over the past several years. From time to time, we have assumed the acquired company’s incentive plan(s), including the outstanding options and warrants, if any, granted under those plan(s). No further options are granted under the assumed plans beyond those assumed in connection with the acquisitions. Assumed options that terminate prior to expiration are not available for re-grant. As of December 31, 2008, the aggregate number of shares to be issued under the assumed plans totaled 24,043,692. The weighted average exercise price of these options is $14.24.
(3)	This weighted average exercise price includes the value of outstanding deferred stock units and restricted stock.

DIRECTOR COMPENSATION

We use a combination of cash and equity incentive compensation to compensate the non-employee members of our Board of Directors. To determine the appropriate level of compensation, we rely on the consulting services of Watson Wyatt and publicly available data describing director compensation in peer companies. We also take into consideration the significant amount of time and dedication required by our directors to fulfill their duties on our Board and Board committees as well as the need to continue to attract highly qualified candidates to serve on our Board. In 2008, we adjusted our director compensation as follows:

Non-Employee Directors.  We compensate our non-employee directors (other than the Chairman of the Board) as follows:

•	an annual retainer of $75,000;
•	an annual grant of the number of shares of restricted stock determined by dividing $125,000 by the fair market value of our stock on the date of grant; and
•	an annual fee of $20,000 for the chair of each of our committees.

Employee Directors.  Directors who are also our employees receive no additional compensation for serving on the Board or its committees.

Chairman of the Board.  Our Chairman of the Board receives an annual retainer of $210,000 and an annual grant of the number of shares of our restricted stock determined by dividing $125,000 by the fair market value of our stock at the close of market on the date of grant.

In addition, we pay or reimburse our directors for transportation, hotel, food and other incidental expenses incurred in connection with attending Board and committee meetings and participating in director education programs.

We grant restricted stock awards to our non-employee directors at no charge, but they are subject to forfeiture restrictions. The shares become free from restriction upon the expiration of each director’s current term of office. The annual restricted stock awards are generally made on the date of each Annual Meeting, but if a director is elected to the Board on a date other than the Annual Meeting, a restricted stock award may be made on the date the director is first elected to the Board.

Non-Employee Director Deferred Compensation Plan.  Non-employee directors may, by written election, defer receipt of all or a portion of the annual cash retainer, committee chair fees and the restricted stock award under our Non-Employee Director Deferred Compensation Program until he or she retires from our Board. Cash amounts deferred can be invested in common stock equivalents or another investment option in which we credit the amount deferred plus accrued interest (compounded annually based upon the Moody’s Composite Yield on Seasoned Corporate Bonds as reported for the month of September of each calendar year). Amounts are only payable after a director’s termination of Board service or as a Fixed Date Payout as defined in the Plan, and may be either paid as a lump sum or in installments previously specified by the director at the time of election.

Director Stock Ownership Guidelines.  All of our directors also are required to have a significant personal investment in the Company through their ownership of our shares. As of July 28, 2008, our director stock ownership guidelines provide that each director should own at least 25,000 shares of our common stock within three years of his or her joining the Board, an increase from our previous years’ guideline of 10,000 shares. For purposes of satisfying this obligation, restricted stock, stock equivalent units or stock unit deferrals under our Non-Employee Director Deferred Compensation Plan may be included in the aggregate number of shares held by a director. All of our directors either currently meet our director stock ownership guidelines or we expect that they will meet the guidelines within three years of becoming a director. The Nominating and Governance Committee monitors compliance with these guidelines on an annual basis.

DIRECTOR COMPENSATION IN FISCAL 2008

The table below summarizes the compensation we paid to our non-employee directors for the year ended December 31, 2008.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)
John E. Abele	$69,808	$168,630	$0	$0	$183,377	(6)	$421,815
Ursula M. Burns	$89,808	$127,430	$1,029	$0	$0		$218,267
Nancy-Ann DeParle	$69,808	$138,682	$0	$0	$0		$208,490
J. Raymond Elliott	$69,808	$187,369	$0	$0	$0		$257,177
Joel L. Fleishman	$89,808	$170,903	$1,029	$0	$0		$261,740
Marye Anne Fox	$69,808	$127,430	$1,029	$107	$0		$198,374
Ray J. Groves	$89,808	$149,621	$1,029	$0	$0		$240,458
Kristina M. Johnson	$69,808	$171,482	$0	$0	$0		$241,290
Ernest Mario	$89,808	$168,661	$1,029	$0	$1,134	(7)	$260,632
N.J. Nicholas, Jr.	$69,808	$127,430	$1,029	$0	$0		$198,267
Pete M. Nicholas	$210,000	$163,400	$0	$0	$303,710	(6)	$677,110
John E. Pepper	$69,808	$127,430	$1,029	$13	$0		$198,280
Uwe E. Reinhardt	$69,808	$170,903	$1,029	$0	$0		$241,740
Warren B. Rudman	$109,808	$149,621	$1,029	$30	$0		$260,488

(1)	Mr. Tobin, a director and our President and Chief Executive Officer, is an employee and is not included in this table. Mr. Tobin’s compensation is discussed in our Compensation Discussion & Analysis beginning on page 20 and in the Summary Compensation Table beginning on page 39.
(2)	The following non-employee directors elected to defer all or a portion of their 2008 annual cash retainers in the form of common stock equivalent units in accordance with our Non-Employee Director Deferred Compensation Plan.

Name(1)	2008 Cash Deferred	Common Stock Equivalent Units
Ursula M. Burns	$89,808	7,272
J. Raymond Elliott	$69,808	5,650
Marye Anne Fox	$34,904	2,825
Ray J. Groves	$89,808	7,272
N.J. Nicholas, Jr.	$69,808	5,650
John E. Pepper	$69,808	5,650
Warren B. Rudman	$109,808	8,894

In addition, Dr. Fox elected to defer $34,904 of her 2008 cash retainer under the interest crediting investment option provided under the Non-Employee Director Deferred Compensation Plan.

(3)	Under our director compensation program, each non-employee director was granted a restricted stock award on May 6, 2008 in the amount of shares equal to the grant date fair value of $125,000, or 9,104 shares. The restricted stock awards vest upon the expiration of each director’s current term of office. The amounts reflected in this column reflect the expenses related to these restricted stock awards as well as restricted stock awards granted in prior periods and recognized for financial reporting purposes in our 2008 financial statements in accordance with Statement of Financial Accounting Standards No. 123(R).

The aggregate total number of outstanding unvested restricted awards at December 31, 2008, all of which will vest on the day of our Annual Meeting in May 2009, is shown below:

Name	Grant Date	Number of Shares	Grant Date Fair Value	Vesting Date
John E. Abele	7/25/06	4,782	$80,000	5/9/09
	5/8/07	7,238	$120,000	5/9/09
	5/6/08	9,104	$125,000	5/9/09
Ursula M. Burns	5/6/08	9,104	$125,000	5/9/09
Nancy-Ann DeParle	5/6/08	9,104	$125,000	5/9/09
J. Raymond Elliott	5/6/08	9,104	$125,000	5/9/09
Joel L. Fleishman	7/25/06	4,782	$80,000	5/9/09
	5/8/07	7,238	$120,000	5/9/09
	5/6/08	9,104	$125,000	5/9/09
Marye Anne Fox	5/6/08	9,104	$125,000	5/9/09
Ray J. Groves	5/6/08	9,104	$125,000	5/9/09
Kristina M. Johnson	7/25/06	4,782	$80,000	5/9/09
	5/8/07	7,238	$120,000	5/9/09
	5/6/08	9,104	$125,000	5/9/09
Ernest Mario	7/25/06	4,782	$80,000	5/9/09
	5/8/07	7,238	$120,000	5/9/09
	5/6/08	9,104	$125,000	5/9/09
N.J. Nicholas, Jr.	5/6/08	9,104	$125,000	5/9/09
Pete M. Nicholas	5/6/08	9,104	$125,000	5/9/09
John E. Pepper	5/6/08	9,104	$125,000	5/9/09
Uwe Reinhardt	7/25/06	4,782	$80,000	5/9/09
	5/8/07	7,238	$120,000	5/9/09
	5/6/08	9,104	$125,000	5/9/09
Warren B. Rudman	5/6/08	9,104	$125,000	5/9/09
Total		187,556

The following directors deferred receipt of these shares under and in accordance with the terms of our Non-Employee Director Deferred Compensation Plan:

Name
Ursula M. Burns	9,104
J. Raymond Elliott	9,104
Marye Anne Fox	9,104
Ray J. Groves	9,104
Kristin M. Johnson	9,104
N.J. Nicholas, Jr.	9,104
John E. Pepper	9,104
Warren B. Rudman	9,104

(4)	No stock options were granted to non-employee directors in 2008. The amounts in this column reflect the expenses related to stock options granted in prior periods and recognized for financial reporting purposes in our 2008 financial statements in accordance with Statement of Financial Accounting Standards No.123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the valuation assumptions, see Note N to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Aggregate total numbers of stock option awards (vested and unvested) outstanding at December 31, 2008 are shown below.

Name	Outstanding Stock Options
John E. Abele	2,000
Ursula M. Burns	12,000
Nancy-Ann DeParle	50,000
Joel L. Fleishman	32,000
Marye Anne Fox	16,000
Ray J. Groves	32,000
Kristina M. Johnson	55,227
Ernest Mario	5,333
N.J. Nicholas, Jr.	17,334
Pete M. Nicholas	73,000
John E. Pepper	8,000
Uwe Reinhardt	12,000
Warren B. Rudman	24,000
Total	338,894
(5)	Amounts in this column represent the “above-market” portion of 2008 earnings under the interest crediting investment option available under the Non-Employee Director Deferred Compensation Plan. The interest rate used under the plan each year is the “Moody’s Composite Yield on Seasoned Corporate Bonds” for the month of September of the preceding year. For 2008, the interest rate used under the plan was 6.21%, the Moody’s rate on September 2007. Interest on non-qualified deferred compensation is considered “above-market” if the interest rate exceeds 120% of the federal long-term rate, with compounding at the rate that corresponds most closely to the rate under the plan, at the time the interest rate or formula is set. For 2008, the applicable federal long-term interest rate was 5.09%.
(6)	The numbers reflected in this column include all other compensation received by the following directors in 2008:

Name	Annual Founder’s Benefits(a)	Medical Benefits(a)	Long Term Care(a)	Charitable Donations(a)		Executive Life Insurance(c)	Other Perquisites(d)	Total
John E. Abele	$150,000	$12,779	$10,324	$—	(b)	$10,274	$0	$183,377
Pete M. Nicholas	$225,000	$12,491	$15,901	$—	(b)	$21,567	$28,751	$303,710

(a)	Amounts included in these columns reflect payments due to each of our founders following their retirement as employees in May 2005.
(b)	We previously disclosed $1,000,000 under this column for each of Messrs. Nicholas and Abele in our 2007 and 2008 proxy statements, which reflected our agreement to make a one-time charitable donation in the name of each of Messrs. Nicholas and Abele of up to $1,000,000 to a qualified charitable organization to be designated by them. Neither Mr. Nicholas nor Mr. Abele has designated a qualified charitable organization to receive such donations as of yet.
(c)	Amounts in this column represent the amount paid to Messrs. Nicholas and Abele in 2008 to cover tax-related obligations with respect to Executive Life Insurance in lieu of the Company-paid life insurance. As the premiums have already been paid up, such amounts solely reflect the tax “gross-up” amounts to cover tax obligations.
(d)	Amounts in this column represent transportation services for Mr. Nicholas.

(7)	This amount relates to a gross up paid to Dr. Mario to cover tax related obligations relating to his personal use of the corporate aircraft in December 2007. For tax purposes, we calculate incremental costs to us from December 1st of the previous tax year through November 30th of the current tax year. The incremental costs to us for Dr. Mario’s personal use of the aircraft in December 2007 were not disclosed in our 2008 proxy statement because the aggregate amount of perquisites did not exceed $10,000.

In May 2005, Pete Nicholas, our co-founder and Chairman of the Board, and John Abele, our co-founder, retired as employees of Boston Scientific. In connection with their retirement:

•	Mr. Nicholas receives an annual payment of $225,000 for life, and medical coverage under our benefit policies for as long as he remains a director or “director emeritus.” We will continue to fund his existing long-term care insurance and executive life insurance. Mr. Nicholas will continue to have the use of an office at our Natick headquarters or other Boston Scientific facilities and secretarial and administrative support, on an as-needed basis. We will also make a one-time charitable donation of up to $1 million to any qualified charitable organization designated by Mr. Nicholas; and
•	Mr. Abele receives an annual payment of $150,000 for life, and medical coverage under our benefit policies for as long as he remains a director or “director emeritus.” We will continue to fund his existing long-term care insurance and executive life insurance. Mr. Abele will continue to have the use of an office at our Natick headquarters or other Boston Scientific facilities and secretarial and administrative support, on an as-needed basis. We will also make a one-time charitable donation of up to $1 million to any qualified charitable organization designated by Mr. Abele.

Mr. Nicolas continues to serve on our Board of Directors and will receive the Chairman of the Board compensation as described above. Mr. Abele continues to serve on our Board of Directors and will receive the non-employee director compensation as described above.

EXECUTIVE OFFICERS

Our Executive Officers as of March 18, 2009

As of March 18, 2009, our executive officers were:

Name	Title
James R. Tobin	Director, President and Chief Executive Officer
Donald S. Baim, M.D.	Executive Vice President and Chief Medical and Scientific Officer
Brian R. Burns	Senior Vice President, Quality
Jeffrey D. Capello	Senior Vice President, Chief Accounting Officer and Corporate Controller
Fredericus A. Colen	Executive Vice President and Group President, Cardiac Rhythm Management (CRM)
Paul Donovan	Senior Vice President, Corporate Communications
James Gilbert	Executive Vice President, Strategy and Business Development
William H. Kucheman	Senior Vice President and Group President, Cardiovascular
Sam R. Leno	Executive Vice President, Finance and Information Systems and Chief Financial Officer
William F. McConnell, Jr.	Senior Vice President, Sales, Marketing and Business Strategies, CRM
David McFaul	Senior Vice President, International
Stephen Moreci	Senior Vice President and Group President, Endosurgery
Michael Onuscheck	Senior Vice President and President, Neuromodulation
Timothy A. Pratt	Executive Vice President, Secretary and General Counsel
Kenneth J. Pucel	Executive Vice President, Operations
Lucia Luce Quinn	Executive Vice President, Human Resources

Additional Information About Our Executive Officers

In accordance with SEC rules, biographical information concerning our executive officers and their ages can be found in Item 10 under the caption “Directors, Executive Officers and Corporate Governance” in our Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference into this Proxy Statement.

STOCK OWNERSHIP

Stock Ownership of Our Largest Stockholders

Set forth below are stockholders known by us to beneficially own more than 5% of our common stock. In general, “beneficial ownership” includes those shares a person or entity has the power to vote or transfer, stock options that are exercisable currently or within 60 days, and deferred stock units that will vest within 60 days. Unless otherwise indicated, the persons and entities named below have sole voting and investment control over the shares listed. The table below outlines, as of March 6, 2009, the beneficial ownership of these individuals and entities. As of March 6, 2009, there were 1,505,973,181 shares of our common stock outstanding.

Name and Address	Number of Shares Beneficially Owned		Percent of Shares Outstanding
Paulson & Co. Inc. 1251 Avenue of the Americas New York, NY 10020	99,135,000	(1)	6.6%
Dodge + Cox 555 California Street 40th Floor San Francisco, CA 94104	87,614,327	(1)	5.8%

(1)	As reported to the SEC for the period ended December 31, 2008 on Schedule 13G.

Stock Ownership of Our Directors and Executive Officers

The following table shows, as of March 6, 2009, the amount of our common stock beneficially owned by:

(1)	our directors and director nominees;
(2)	our executive officers named in the Summary Compensation Table above; and
(3)	all of our directors and executive officers as a group.

“Beneficial ownership” includes those shares the reporting person has the power to vote or transfer, stock options that are exercisable currently or within 60 days, and deferred stock units that will vest within 60 days. Unless otherwise indicated, the persons named below have sole voting and investment power over the shares listed.

Name	Number of Shares Beneficially Owned	Percent of Shares Outstanding
John E. Abele(1)	32,899,627	2.2%
Ursula M. Burns(2)	42,624	*
J. Raymond Elliott(3)	18,260	*
Joel L. Fleishman(4)	147,941	*
Marye Anne Fox(5)	40,438	*
Ray J. Groves(6)	74,291	*
Kristina M. Johnson(7)	21,124	*
Ernest Mario(8)	69,024	*
N.J. Nicholas, Jr.(9)	2,676,481	*
Pete M. Nicholas(10)	27,745,233	1.8%
John E. Pepper(11)	68,524	*
Uwe E. Reinhardt(12)	49,124	*
Warren B. Rudman(13)	44,124	*
John E. Sununu	0	*
James R. Tobin(14)	693,145	*
Sam R. Leno	116,482	*

Name	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Fredericus A. Colen(15)	34,756	*
William F. McConnell, Jr.(16)	92,043	*
David McFaul(17)	29,782	*
Paul A. LaViolette(18)	395,621	*
Paul W. Sandman	66,468	*
All directors and executive officers as a group (32 persons)(19)	65,773,697	4.4%

*	Reflects beneficial ownership of less than one percent (1%) of our outstanding common stock.
(1)	Mr. Abele’s beneficial ownership includes 3,540,500 shares of common stock held by a charitable trust of which Mr. Abele shares voting and investment control, 21,124 shares of restricted stock, subject to certain forfeiture provisions, granted pursuant to our 2003 Long-Term Incentive Plan, as to which Mr. Abele has sole voting but not investment control, 351,098 shares of common stock held by a trust of which Mr. Abele shares voting and investment control, and 400,000 shares held by Mary S. Abele, Mr. Abele’s spouse, with respect to which Mr. Abele disclaims beneficial ownership. Mr. Abele maintains credit line accounts and margin securities accounts at brokerage firms, and the positions held in such accounts, which may from time to time include shares of our common stock, are pledged as collateral security for the repayment of debit balances in the accounts, if any. As of December 31, 2008, Mr. Abele held an aggregate of 29,852,893 shares of our common stock in these accounts.
(2)	Ms. Burns’ beneficial ownership includes 25,124 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and deferred pursuant to our Non-Employee Director Deferred Compensation Plan. It excludes 19,134 common stock equivalents which Ms. Burns has deferred pursuant to our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following her retirement from the Board.
(3)	Mr. Elliott’s beneficial ownership includes 18,264 shares of restricted stock granted pursuant to our 2003 Long-Term Incentive Plan and deferred pursuant to our Non-Employee Director Deferred Compensation Plan. It excludes 6,990 common stock equivalents which Mr. Elliott has deferred pursuant to our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following his retirement from the Board.
(4)	Mr. Fleishman’s beneficial ownership includes 21,124 shares of restricted stock, subject to certain tax withholding and forfeiture provisions, granted pursuant to our 2003 Long-Term Incentive Plan, as to which Mr. Fleishman has sole voting but not investment power and 4,000 shares of restricted stock granted pursuant to our 2000 Long-Term Incentive Plan and deferred pursuant to our Non-Employee Director Deferred Compensation Plan. It excludes 18,250 shares held by a charitable foundation of which Mr. Fleishman is the president and as to which Mr. Fleishman disclaims beneficial ownership. Mr. Fleishman maintains margin securities accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of our common stock, are pledged as collateral security for the repayment of debit balances in the accounts, if any. As of December 31, 2008, Mr. Fleishman held 125,691 shares of our common stock in these accounts.
(5)	Dr. Fox’s beneficial ownership includes 704 shares owned by Dr. Fox’s spouse as to which she disclaims beneficial ownership and 33,124 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and deferred pursuant to our Non-Employee Director Deferred Compensation Plan. It excludes 13,386 common stock equivalents which Dr. Fox has deferred under our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following her retirement from the Board.
(6)	Mr. Groves’ beneficial ownership includes 37,124 shares of restricted stock, granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and deferred pursuant to our Non-Employee Director Deferred Compensation Plan. It excludes 34,569 common stock equivalents which Mr. Groves has deferred under our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following his retirement from the Board.
(7)	Dr. Johnson’s beneficial ownership includes 21,124 shares of restricted stock granted pursuant to our 2003 Long-Term Incentive Plan and deferred pursuant to our Non-Employee Director Deferred Compensation Plan. It excludes 636 common stock equivalents which Dr. Johnson has deferred under our Deferred Compensation Plan, which will be payable in cash following her retirement from the Board.

(8)	Dr. Mario’s beneficial ownership includes 20,000 shares of common stock held by a self-directed IRA and 28,020 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and deferred pursuant to our Non-Employee Director Deferred Compensation Plan. It excludes 17,593 common stock equivalents which Dr. Mario has deferred under our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following his retirement from the Board.
(9)	N.J. Nicholas, Jr.’s beneficial ownership includes 51,269 shares of common stock held by N. J. Nicholas, Jr., as sole trustee of a revocable trust, and 2,413,088 shares of stock held by Ruth V. Lilly Nicholas and N. J. Nicholas, Jr., as trustees of an irrevocable trust for the benefit of Pete M. Nicholas’ children and spouse as to which N. J. Nicholas, Jr. disclaims beneficial ownership, 140,000 shares held in an IRA, 35,000 shares held in a charitable trust of which N.J. Nicholas, Jr. is a trustee and to which he disclaims beneficial ownership and 37,124 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and deferred pursuant to our Non-Employee Director Deferred Compensation Plan. It excludes an aggregate of 152,000 shares held by Pete M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas, as Trustees of five irrevocable trusts for the benefit of N. J. Nicholas, Jr.’s children as to which N. J. Nicholas, Jr. disclaims beneficial ownership and 36,003 common stock equivalents which N. J. Nicholas, Jr. has deferred pursuant to our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following his retirement from the Board.
(10)	Pete M. Nicholas’ beneficial ownership includes 12,124,157 shares owned jointly with his spouse, 15,459,972 shares of common stock held by Promerica, L.P., a family limited partnership of which Pete M. Nicholas is general partner and as to which he is deemed to have beneficial ownership and 9,104 shares of restricted stock, subject to certain forfeiture provisions, granted pursuant to our 2003 Long-Term Incentive Plan, as to which Pete M. Nicholas has sole voting but not investment control. It also includes an aggregate of 152,000 shares held by Pete M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas, as trustees of five irrevocable trusts for the benefit of N.J. Nicholas, Jr.’s children as to which Pete M. Nicholas disclaims beneficial ownership. It excludes 2,413,088 shares of stock held by Ruth V. Lilly Nicholas and N. J. Nicholas, Jr., as Trustees of an irrevocable trust for the benefit of Pete M. Nicholas’ children and spouse, as to which Pete M. Nicholas disclaims beneficial ownership. Pete M. Nicholas and Promerica, L.P. maintain margin securities accounts at brokerage firms, and the positions held in these margin accounts, which may from time to time include shares of our common stock, are pledged as collateral security for the repayment of debit balances in the accounts, if any. As of December 31, 2008, Pete M. Nicholas and Promerica, L.P. held 12,437,015 shares and 18,430,032 shares, respectively, of our common stock in these accounts.
(11)	Mr. Pepper’s beneficial ownership includes 43,400 shares of common stock owned by grantor retained annuity trust as to which he disclaims beneficial ownership and 21,124 shares of restricted stock granted pursuant to our 2003 Long-Term Incentive Plan and deferred pursuant to our Non-Employee Director Deferred Compensation Plan. It excludes 11,762 common stock equivalents which Mr. Pepper has deferred under our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following his retirement from the Board.
(12)	Dr. Reinhardt’s beneficial ownership includes 21,124 shares of restricted stock, subject to certain forfeiture provisions, granted pursuant to our 2000 and 2003 Long-Term Incentive Plans, as to which Dr. Reinhardt has sole voting but not investment power. It also includes 5,000 shares of stock held by Dr. Reinhardt’s spouse, as to which he disclaims beneficial ownership.
(13)	Senator Rudman’s beneficial ownership includes 1,000 shares of common stock owned by Senator Rudman’s spouse as to which he disclaims beneficial ownership and 37,124 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and deferred pursuant to our Non-Employee Director Deferred Compensation Plan. It excludes 36,599 common stock equivalents which Senator Rudman has deferred under our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following his retirement from the Board.
(14)	Mr. Tobin’s beneficial ownership includes 19,627 shares of common stock held in Mr. Tobin’s 401(k) account and 125,000 deferred stock units that vested on December 31, 2008 and which will be issued as common stock to Mr. Tobin in the seventh month after his retirement from Boston Scientific.
(15)	Mr. Colen’s beneficial ownership includes 907 shares of common stock held in Mr. Colen’s 401(k) account.
(16)	Mr. McConnell’s beneficial ownership includes 11,040 shares of common stock held in Mr. McConnell’s 401(k) account.

(17)	Mr. McFaul’s beneficial ownership includes 4,450 shares of common stock held in Mr. McFaul’s 401(k) account.
(18)	Mr. LaViolette’s beneficial ownership includes 250,000 shares of common stock subject to exercisable options granted pursuant to our 2000 Long-Term Incentive Plan and 17,131 shares held in Mr. LaViolette’s 401(k) account.
(19)	Please refer to footnotes 1 through 18 above. This total includes an aggregate of 361,668 shares of common stock subject to exercisable options granted pursuant to our 2000 Long-Term Incentive Plan and 14,750 deferred stock units which will vest within 60 days of March 6, 2008.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our Company’s financial reporting process on behalf of the Board of Directors and has other responsibilities set forth in the Audit Committee charter, which can be found at www.bostonscientific.com under the tab “Investor Relations” and then “Corporate Governance.” Management has the primary responsibility for our Company’s financial statements and reporting process, including the systems of internal controls. Ernst & Young LLP, our independent registered public accounting firm for 2008, is responsible for expressing an opinion on the conformity of our Company’s audited financial statements with generally accepted accounting principles and on our Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and Ernst & Young the audited financial statements included in the Boston Scientific Annual Report on Form 10-K for the year ended December 31, 2008, including a discussion about the quality, not just the acceptability, of our Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, and Ernst & Young’s evaluation of the Company’s internal control over financial reporting.

The Audit Committee also discussed with Ernst & Young the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Ernst & Young has also provided the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young that firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to our Company and its affiliates is compatible with Ernst & Young’s independence.

The Audit Committee further discussed with the Company’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee meets at least quarterly with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 which has been filed with the Securities and Exchange Commission. The Audit Committee has also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2009.

This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Boston Scientific filing with the SEC, except to the extent that Boston Scientific specifically incorporates this Report by reference into another company filing.

THE AUDIT COMMITTEE

J. Raymond Elliott, Chairman
Joel L. Fleishman
Marye Anne Fox

Ernest Mario
Uwe E. Reinhardt

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm.

The Audit Committee of the Board has appointed Ernst & Young LLP as our independent registered public accounting firm for its fiscal year ending December 31, 2009. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm (including resolution of disagreements between management and the independent registered public account firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the Audit Committee takes into account the views of management and our internal auditors, and will take into account the vote of our stockholders with respect to the ratification of the selection of our independent registered public accounting firm.

During 2008, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and respond to appropriate questions and, if they desire, make a statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR.

Principal Accountant Fees

The following table presents the aggregate fees billed for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2007 and December 31, 2008.

Type of Fees	2007	2008
Audit Fees(1)	$8,513,300	$8,072,000
Audit-Related Fees(2)	$565,000	$415,000
Tax Fees(3)	$1,400,000	$891,000
All Other Fees(4)	$6,000	$6,000
Total	$10,484,300	$9,384,000

(1)	Audit fees are fees on an accrual basis for professional services rendered in connection with the audit of our annual financial statements (including an assessment of our internal control over financial reporting), reviews of the condensed financial statements included in Form 10-Qs, accounting consultation, statutory filings and registration statements. Certain audit fees were incurred in connection with our business divestitures, restructuring initiatives and other accounting matters.
(2)	Audit-related fees are fees for services related to acquisition due diligence, employee benefit plan audits, accounting consultation and compliance with regulatory requirements.
(3)	Tax fees are fees for tax services related to tax compliance, tax planning and tax advice.
(4)	All other fees are fees for an online accounting research tool.

Audit Committee’s Pre-Approval Policy

It is the Audit Committee’s policy to approve in advance the types and amounts of audit, audit-related, tax and any other services to be provided by our independent registered public accounting firm. In situations where it is not possible to obtain full Audit Committee approval, the Audit Committee has delegated authority to the Chairman of the Audit Committee to grant pre-approval of auditing, audit-related, tax and all other services. Any pre-approved decisions by the Chairman are required to be reviewed with the Audit Committee at its next scheduled meeting. The Audit Committee has approved all of Ernst & Young LLP’s services for 2007 and 2008 and, in doing so has considered whether the provision of such service is compatible with maintaining independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to report any failure to file by these dates during 2008. To the best of our knowledge, all of these filing requirements were timely satisfied by our directors, executive officers and 10% stockholders with the exception of the following Forms 4: one late Form 4 on behalf of James Gilbert reporting the vesting of a tranche of DSUs; one late Form 4 on behalf of James Tobin reporting the February 28, 2006 award of DSUs and Performance Based DSUs; one late Form 4 on behalf of Pete Nicholas reporting the sale of shares pledged to secure a loan to a limited partnership of which Mr. Nicholas is a general and limited partner; and one late Form 4 on behalf of William Kucheman reporting two open market purchases. In making these statements, we have relied upon the written representations of our directors, executive officers and 10% stockholders and copies of their reports that have been filed with the SEC.

STOCKHOLDER PROPOSALS

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the advance notice provision of our Bylaws, stockholder proposals for the 2010 Annual Meeting of Stockholders must be received by our Secretary at our principal executive office on or before November 25, 2009. Please address your proposals to our Secretary at Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537. In order to be considered for inclusion in next year’s Proxy Statement, proposals must also satisfy the other procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934. Proposals that are submitted outside of Rule 14a-8 must also satisfy the other procedures set forth in the advance notice provision of our Bylaws.

HOUSEHOLDING

Applicable rules permit us and brokerage firms to send one Notice or Annual Report and Proxy Statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a householding consent you previously provided to a broker, you must contact that broker to revoke your consent. If you are eligible for householding and you currently receive multiple copies of either our Notice or our Annual Report and Proxy Statement but you wish to receive only one copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. by mail at Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 1-800-542-1061.

If you wish to receive a separate Proxy Statement for the 2009 Annual Meeting or a 2008 Annual Report, you may find these materials on our website, www.bostonscientific.com, or you may request printed copies free of charge by contacting Investor Relations, Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537 or by calling (508) 650-8555.

OTHER INFORMATION

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website (www.bostonscientific.com) as soon as reasonably practicable after we electronically file the material with or furnish it to the SEC. Or you can find our filings on the website maintained by the SEC at www.sec.gov. Our Corporate Governance Guidelines, the charters of the standing committees of the Board, and Code of Conduct, which applies to all of our directors, employees and officers, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, are also available on our website. Printed copies of these materials are available free of charge to stockholders who request them in writing from Investor Relations at Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537. Information on our website or connected to it is not incorporated by reference into this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

BSTNS2

PROXY

BOSTON SCIENTIFIC CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PETE M. NICHOLAS, LAWRENCE J. KNOPF and ANNE M. THOMPSON , and each of them acting solely, as proxies, with full power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated hereon, all of the shares of common stock of Boston Scientific Corporation (the "Company"), par value $.01 per share, and if applicable, hereby directs the trustees and fiduciaries of the employee benefit plans in which the undersigned participates to vote all of the shares of common stock allocated to the account of the undersigned, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Bank of America Auditorium, 100 Federal Street, Boston, Massachusetts on Tuesday, May 5, 2009 at 10:00 A.M. (Eastern Time), and any adjournment or postponement of the meeting.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

(Please sign and date on reverse side and return promptly in the enclosed envelope)

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 4, 2009, the day before the meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 4, 2009, the day before the meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

BSTNS1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BOSTON SCIENTIFIC CORPORATION

Director Recommendations **(THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.)**

Vote on Directors

1. To re-elect 13 Director Nominees:

	For	Withhold	Abstain
1a. John E. Abele	☐	☐	☐
1b. Ursula M. Burns	☐	☐	☐
1c. Marye Anne Fox	☐	☐	☐
1d. Ray J. Groves	☐	☐	☐
1e. Kristina M. Johnson	☐	☐	☐
1f. Ernest Mario	☐	☐	☐
1g. N.J. Nicholas, Jr.	☐	☐	☐
1h. Pete M. Nicholas	☐	☐	☐

	For	Against	Abstain
1i. John E. Pepper	☐	☐	☐
1j. Uwe E. Reinhardt	☐	☐	☐
1k. Warren B. Rudman	☐	☐	☐
1l. John E. Sununu	☐	☐	☐
1m. James R. Tobin	☐	☐	☐
2. To ratify the appointment of Ernst & Young LLP as Boston Scientific Corporation's independent registered public accounting firm for the 2009 fiscal year.	☐	☐	☐
3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.	☐	☐	☐

	Yes	No
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐	☐

Sign exactly as your name appears on the Proxy. If the shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers, please add your full title(s).

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date